UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

Colfax Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)Amount previously paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

COLFAX CORPORATION

420 National Business Parkway, 5th Floor
Annapolis Junction, Maryland 20701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 2, 2015

To Our Stockholders:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Colfax Corporation will be held at the Maryland Conference Center located at 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Wednesday, May 13, 2015 at 3:00 p.m., local time, for the following purposes:

1.	To elect the nine members of the Board of Directors named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 19, 2015 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.
As a stockholder of Colfax, your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

Annapolis Junction, Maryland
April 2, 2015

COLFAX CORPORATION

420 National Business Parkway, 5th Floor
Annapolis Junction, Maryland 20701

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 13, 2015

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of Colfax Corporation (hereinafter, "Colfax," "we," "us" and the "Company") of proxies for use at the 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Maryland Conference Center located at 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Wednesday, May 13, 2015, at 3:00 p.m. local time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. We first made these materials available to the Company's stockholders entitled to vote at the Annual Meeting on or about April 2, 2015.

The purpose of the meeting is to: elect the nine members of the Board named in this Proxy Statement; ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
May 13, 2015: Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Pursuant to the "notice and access" rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials primarily over the Internet. Accordingly, on or about April 2, 2015, we sent a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders entitled to vote at the Annual Meeting as of the close of business on March 19, 2015, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has fixed the close of business on March 19, 2015 (the "Record Date") as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Steven E. Simms to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 123,832,681 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the "Bylaws"), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Abstentions will have no effect on the election of directors but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP.

Under the rules of the New York Stock Exchange (the "NYSE"), on the ratification of the selection of our registered public accounting firm, brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions. In contrast, brokerage firms that have not received voting instructions from their clients may not vote on the election of our directors, resulting in a "broker non-vote" for this proposal. Broker non-votes are not counted in determining whether a director nominee is elected.

Only stockholders as of the Record Date are entitled to attend the Annual Meeting in person. The names of stockholders of record will be on a list at the Annual Meeting and such stockholders may gain entry with a government-issued photo identification, such as a driver's license, state-issued ID card, or passport. Beneficial stockholders who own common stock in street name, meaning through a bank, broker or other nominee, must present a government-issued photo identification and proof of beneficial stock ownership as of the Record Date (such as the Notice of Internet Availability, a copy of the proxy card received if one was sent to the stockholder or an account statement or other similar evidence showing stock ownership as of the Record Date) in order to gain entry to the Annual Meeting. Representatives of an entity that owns stock of the Company must present government-issued photo identification, evidence that they are the entity's authorized representative or proxyholder and, if the entity is a beneficial owner, proof of the entity's beneficial stock ownership as of the Record Date. A person who is not a stockholder will be entitled to admission only if he or she presents a valid legal proxy from a stockholder of record and government-issued photo identification. Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next annual meeting of the Company and until their successors are duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 13, 2015: Mitchell P. Rales, Steven E. Simms, Clay H. Kiefaber, Patrick W. Allender, Thomas S. Gayner, Rhonda L. Jordan, San W. Orr, III, A. Clayton Perfall, and Rajiv Vinnakota. All nominees are currently serving on the Board.

Mr. Orr was nominated for election to the Board pursuant to the Company’s Amended and Restated Certificate of Incorporation, which provides BDT CF Acquisition Vehicle, LLC (the "BDT Investor") the right, among other things, to nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of the Company’s securities. At the time of his nomination by our Board the BDT Investor's beneficial ownership of over 10% of our outstanding common stock provided it with the right to nominate one director for election to the Board. Mr. Orr has not been named to any committees of the Board. Mr. Orr is a Partner and the Chief Operating Officer of BDT Capital Partners, LLC ("BDT Capital"), the ultimate parent company of the BDT Investor and an affiliate of BDT & Company, LLC. The nomination rights granted to the BDT Investor were approved in connection with the Company’s acquisition of the entire share capital of Charter International plc (the "Charter Acquisition"), pursuant to which the Company, on September 12, 2011, entered into a securities purchase agreement with the BDT Investor. Information regarding certain related person transactions with BDT & Company, LLC and its affiliates is provided below under "Certain Relationships and Related Person Transactions." As set forth below under "Beneficial Ownership Of Our Common Stock," as of March 19, 2015 the BDT Investor owned less than 10% of our outstanding common stock.

Director Qualifications

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and, in the case of nominations made by the BDT Investor and other stockholders, reviewing director nominees:

•	personal and professional integrity;

•	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

•	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and

•	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.
Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company. As further discussed below, numerous members of our Board have experience with the business systems that are an integral part of our Company culture. In addition, we feel that the familiarity of certain Board members with our business system from their work experiences at Danaher Corporation and at our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director of the Company.

The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Director

The names of the nominees for director, their ages as of March 19, 2015, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

Mitchell P. Rales (58) is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales is a co-founder and has served as a member of the Board of Directors of Danaher Corporation since 1983 and as Chairman of Danaher’s Executive Committee since 1984. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Colfax Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales' substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

Steven E. Simms (59) has served as a director of the Company since July 27, 2011 and has been our President and Chief Executive Officer since April 2012. Mr. Simms served as the Chairman of the Board of Directors of Apex Tools, a joint venture between the Danaher Tool Group and Cooper Tools from July 2010 until February 1, 2013 and is a former Executive Vice President of Danaher Corporation. Mr. Simms held a variety of leadership roles during his 11-year career at Danaher. He became Executive Vice President in 2000 and served in that role through his retirement in 2007, during which time he was instrumental in Danaher's international growth and success. He previously served as Vice President–Group Executive from 1998 to 2000 and as an executive in Danaher's tools and components business from 1996 to 1998. Prior to joining Danaher, Mr. Simms held roles of increasing authority at Black & Decker Corporation and the Quaker Oats Company. Mr. Simms’ day-to-day leadership of Colfax, combined with his significant international business experience and familiarity with the Danaher Business System, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

Clay Kiefaber (59) has served as a director of the Company since May 13, 2008. He is our Executive Vice President‚ Chief Executive Officer ESAB Global and was previously our President and Chief Executive Officer from January 2010 through April 2012. Prior to joining Colfax as an executive in January 2010, he spent nearly 20 years in increasingly senior executive positions at Masco Corporation, a manufacturer of home improvement and building products and a provider of building services. Most recently, he was a Group President, where he was responsible for a $2.8 billion group of building construction components. Prior to becoming a Group President at Masco, Mr. Kiefaber was Group Vice President of Masco Builder Cabinet Group. He previously spent 14 years in increasingly senior positions in Masco’s Merillat Industries subsidiary. Mr. Kiefaber’s background provides him with a deep understanding of manufacturing operations, strategy and lean business systems, and his crucial role at our largest business adds a key management viewpoint to our Board.

Patrick W. Allender (68) has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until his retirement in 2007. Prior to joining Danaher, Mr. Allender was an audit partner with a large international accounting firm. Mr. Allender is a director of Brady Corporation, where he is a member of the audit and corporate governance committees and the chairman of the finance committee, and a director of Diebold, Incorporated, where he is a member of the board governance committee and chairman of the audit committee. Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

Thomas S. Gayner (53) has served as a director of the Company since May 13, 2008. He is President and Chief Investment Officer of Markel Corporation, a financial holding company whose principal business markets and underwrites specialty insurance products. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner served as a director of Markel Corporation from 1998 to 2003. Mr. Gayner currently serves on the Board of Directors of Graham Holdings Company. Mr. Gayner also serves as a director of The Davis Series Funds. Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

Rhonda L. Jordan (57) has served as a director of the Company since February 17, 2009. She served as President, Global Health & Wellness, and Sustainability for Kraft Foods Inc. until 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Ingredion Incorporated, where she is a member of the compensation committee, and of Bush Brothers & Company. Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

San W. Orr, III (45) has served as a director of the Company since February 22, 2012. He is Partner & Chief Operating Officer of the investment firm BDT Capital Partners, LLC, a position he has held since 2011. Prior to joining BDT Capital in 2009, Mr. Orr spent over ten years at Goldman, Sachs & Co. in several positions, including Managing Director, GS Direct, Investment Banking Division, where he advised clients and led transaction teams on mergers and acquisitions, equity, convertible and debt financings. Mr. Orr's background also includes public accounting experience as well as bankruptcy, corporate and securities and finance and tax law. Mr. Orr’s investment and transactional experience, as well as his vested interest as a director-nominee and Partner of a substantial Company stockholder, BDT Capital, adds both talent and further stockholder representation to our Board.

A. Clayton Perfall (56) has served as a director of the Company since September 21, 2010. He is currently an Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the healthcare and business & communications services sectors. He previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services, from 2008 through 2013. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the Board of Directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the Boards of Directors of RT Acquisition Corp. and Comstock Holding Companies, Inc., and previously served on the Boards of Directors of Archway Marketing Services, Inc. from 2008 until 2013 and inVentiv Health, Inc. from 1999 to 2010. He is currently the audit committee chairman for Comstock Homebuilding Companies, Inc. and served as the chair of the audit committee during his time on the board of inVentiv Health. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, are assets to both our Board and our Audit Committee.

Rajiv Vinnakota (44) has served as a director of the Company since May 13, 2008. He is the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he has served since 1997. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University Board of Directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

The Board unanimously recommends that stockholders vote "FOR" the election of each of the nominees for director listed above.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be "independent" under the NYSE's listing standards. In addition, the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be "independent" under the NYSE's listing standards and, with respect to the Audit Committee, under the applicable SEC rules. In order for a director to qualify as "independent," our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2015. The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Perfall, and Mr. Vinnakota each qualify as "independent" under the NYSE's listing standards. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors

The independent members of our Board must hold at least two "executive session" meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. Mr. Allender serves as the presiding director of the independent director executive sessions and as such leads the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of eight meetings during the year ended December 31, 2014, including five regularly scheduled meetings and three special meetings. In aggregate, during this time our directors attended over 95% of our Board meetings and meetings of the committees of the Board on which such directors served. During 2014, no director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which such director served. Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. All directors attended our annual meeting of stockholders in 2014.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

Our Audit Committee met 11 times during the year ended December 31, 2014. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender and Mr. Gayner. The Board has determined that Mr. Perfall qualifies as an "audit committee financial expert," as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met five times during the year ended December 31, 2014. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders and other interested parties. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan and Mr. Vinnakota. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation Committee

Our Compensation Committee met eight times during the year ended December 31, 2014. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Gayner and Mr. Vinnakota. The Board has determined that each member of our Compensation Committee is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, a "non-employee director" within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards for directors and compensation committee members.
The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also administers all of the Company’s incentive compensation plans and equity-based compensation plans. The Compensation Committee makes recommendations to the Board regarding compensation of all executive officer hires, all elements of director compensation, and for adoption or certain amendments to incentive or equity-based compensation plans. The Compensation Committee also assists the Board in its oversight of risk related to the Company's compensation policies and practices applicable to all Colfax associates. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and management's role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 17.

Since April 2009, our Compensation Committee has engaged Frederic W. Cook & Co. ("Cook & Co.") as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and other compensation consulting services as requested by the Compensation Committee. Further, during 2014 our Compensation Committee engaged Semler Brossy as an independent compensation consultant solely to provide market analysis and perspective regarding compensation for the extension of our Chief Executive Officer's employment agreement. Additional information on the nature of the information and services provided by these independent compensation consultants can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of the Company or any of its subsidiaries, and no Compensation Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. Further, as discussed above under "Election of Directors," the Company’s Amended and Restated Certificate of Incorporation provides the BDT Investor the right, among other things, to nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of the Company’s securities from time to time. The Nominating and Corporate Governance Committee evaluates candidates submitted by stockholders, including the BDT Investor, in the same manner as other candidates identified to it. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under "General Matters—Stockholder Proposals and Nominations."

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board. Our current Chairman, Mr. Rales, is not an independent director and, as noted above in "Director Independence," Mr. Allender serves as the presiding director for independent director executive sessions and as such leads the independent directors during these sessions.

Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) discusses with management, those performing our internal audit function, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and risk management, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.

The Audit, Nominating and Corporate Governance and Compensation Committees each make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Risk Assessment of Compensation Practices

Management, with oversight from the Compensation Committee, reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program (base salary, annual incentives and long-term incentives) in light of potential risks. For each of these components, the assessment determined that the design, levels of compensation for and operation of each component are not reasonably likely to have a material adverse effect on the Company:

•Base Salary — Base salary levels are reviewed annually by the Compensation Committee and are not subject to incentive-based increases for fiscal year performance.
•Annual Incentive Plan — Annual incentive plan targets are linked to stated goals in key areas of operational and financial performance for the Company or, for business presidents, on a combination of Company and business performance. These metrics are designed to enhance long-term growth and stockholder value. Hence, no single factor materially affects the total potential amount of bonus awarded. Further, the use of multiple metrics is intended to prevent management from focusing on a single goal to the detriment of other metrics that we consider important to our operating performance and future growth. Our annual incentive plan caps awards payable to a participant under the plan at $5,000,000.
•Long-Term Incentives — Stock options and performance-based restricted stock unit awards are used to align executive compensation with the interests of stockholders by encouraging long-term improvement in operational and financial performance and as such does not subject the Company to heightened risks.

We believe that our compensation program includes an appropriate mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.

We have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including but not limited to the following:
•oversight of our compensation process and procedures by the Compensation Committee, each member of which has been determined by the Board to be independent under applicable SEC rules and NYSE listing standards;
•implementation of and training on Company-wide standards of conduct, as described further below under "Standards of Conduct";
•internal controls over our financial reporting, which are maintained and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee;
•Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our annual incentive plan and long-term incentives;
•a stock ownership policy that further aligns the interests of management and stockholders;
•provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities; and
•a clawback policy applicable to all of our executive officers and a policy prohibiting future pledging of Company shares.
The Compensation Committee reviewed with management the results of its assessment at a meeting in March 2015. Based on this review, we concluded that the risks arising from Company compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Standards of Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, director orientation and continuing education, and our policy prohibiting pledging.

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701.

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a "related person" has a direct or indirect material interest. "Related persons" include the Company's directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person's interest in the transaction and, if applicable, the impact on a director's independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2014 in which (i) the Company was or is a participant, (ii) any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or the immediate family members of any of the foregoing had or will have a direct or indirect material interest and (iii) the amount involved exceeds or will exceed $120,000:
Transactions with Mitchell Rales and Danaher Corporation. During 2014, our management utilized Mr. Mitchell P. Rales’ personal plane for Company travel in order to undertake certain time-sensitive Colfax meetings. The business expenses for the associated use of Mr. Mitchell P. Rales’ plane for this purpose were reimbursed by us in an amount of approximately $46,577. The reimbursement expenses associated with the Company's use of this plane were less than a comparable fair-market charter rate for such Company travel.
Certain of our subsidiaries purchase products from and sell products to Danaher Corporation ("Danaher") from time to time in the ordinary course of business and on an arms'-length basis. In 2014, our subsidiaries purchased approximately $583,000 of products from, and sold approximately $43,000 of products to, Danaher, which is less than 0.02% of our, and of Danaher's, gross revenues for 2014. Our subsidiaries intend to purchase products from and sell products to Danaher in the future in the ordinary course of their businesses and on an arms'-length basis. Mitchell P. Rales is the Chairman of Danaher's executive committee and Steven M. Rales is the Chairman of Danaher's Board of Directors, and both are the beneficial owners of at least 5% of Danaher's outstanding common stock and our outstanding common stock.

Transactions with BDT Capital. On February 22, 2012, Mr. San W. Orr, III was appointed to our Board. Mr. Orr is a Partner and the Chief Operating Officer of BDT Capital Partners, LLC, the ultimate parent company of the BDT Investor and an affiliate of BDT & Company, LLC. Mr. Orr was nominated for election to the Board pursuant to our Amended and Restated Certificate of Incorporation, which provides the BDT Investor the right, among other things, to exclusively nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of our securities. The BDT Investor had the right to nominate one director for election to the Board based on its beneficial ownership of over 10% of our outstanding common stock at the time of Board nominations.

In connection with the Charter Acquisition, on September 12, 2011 we entered into a securities purchase agreement with the BDT Investor, pursuant to which on January 24, 2012 we sold to the BDT Investor (i) 14,756,945 shares of our common stock at a purchase price of $23.04 per share, and (ii) 13,877,522 shares of newly-created Series A perpetual convertible preferred stock ("Series A preferred stock") at a purchase price of $24.50 per share, for an aggregate purchase price of $680 million. As the sole holder of the Series A preferred stock, the BDT Investor was entitled to receive cumulative cash preferred dividends, payable quarterly, at a per annum rate of 6% of the liquidation preference (defined as $24.50). On February 12, 2014, we entered into a Conversion Agreement with the BDT Investor pursuant to which the BDT Investor exercised its option to convert its 13,877,552 shares of Series A preferred stock into 12,173,291 shares of the Company’s common stock plus cash in lieu of a .2807018 share interest, which conversion occurred on February 12, 2014. As consideration for the BDT Investor's agreement to exercise its optional conversion right, we paid the BDT Investor $23,418,083.45, which is equivalent to the aggregate amount of dividends that would have been payable on the Series A preferred stock, at an assumed per annum rate of 6% of its liquidation preference, through the third anniversary of its issuance, at which time the Company would have had the right to convert the Series A preferred stock into common stock at any time at its option subject to certain conditions.

Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation
420 National Business Parkway, 5th Floor
Annapolis Junction, Maryland 20701
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the "Board Communications Policy") requires that any stockholder communication to members of the Board prominently display the legend "Board Communication" in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

DIRECTOR COMPENSATION

During 2014 our Board, at the recommendation of our Compensation Committee, approved revisions to our directors’ compensation program for non-employee directors. The Compensation Committee recommended these changes to continue the realignment of our director compensation program following the significant growth of the Company and in acknowledgment of the increased oversight duties of the Board as a result of the Charter Acquisition. The value of the annual cash retainer for non-executive directors was increased from $45,000 to $60,000, effective as of the third quarter of 2014. In addition, the annual equity grant value was increased from $80,000 to $100,000.

The revisions to our directors' compensation program were recommended by the Compensation Committee following its evaluation of competitive levels for director compensation, utilizing data drawn from our current list of peer companies and its reasoned business judgment. This list, which is the same group used by the Compensation Committee as a reference for its executive compensation decisions during 2014, is as follows: Ametek Inc., Crane Co., Dover Corporation, Dresser-Rand Group Inc., Eaton Corporation plc, Flowserve Corporation, IDEX Corporation, Illinois Tool Works Inc., Joy Global Inc., Kennametal Inc., Lincoln Electric Holdings, Inc., Pentair, Ltd., Rockwell Automation, Roper Industries, Inc., Snap-on Incorporated, SPX Corporation, The Timken Company, Valmont Industries, Inc., and Xylem Inc.

As a result of this review and the approval of these revisions at our May 2014 meeting, our non-employee Board members receive the following:

•	an annual cash retainer of $60,000, effective as of the third quarter of 2014;

•
an annual equity award valued at $100,000, as calculated under the same valuation approach applied in determining our annual equity grants as described in "Compensation Discussion and Analysis— Elements of our Executive Compensation Program— Long-Term Incentives," and awarded in connection with our annual meeting of stockholders, which consists of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term;

•
a $15,000 annual retainer for service as the Chair of our Audit Committee and a $10,000 annual retainer for service as Chair of the Compensation Committee or of the Nominating and Corporate Governance Committee; and

•	an initial equity grant of 5,556 restricted stock units upon joining the Board, which vest in three equal annual installments and are delivered upon termination of service on the Board.

Our non-executive chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to have ownership of our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) with a value equal to five times the annual cash retainer within five years of joining the Board. If a non-employee director retains the initial and annual restricted stock unit grants and option grants it is anticipated that the director will be in compliance with this requirement within two years of joining the Board.

Further, our Board has adopted a policy prohibiting any director (or executive officer) from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014), and provides that pledged shares of Colfax common stock do not count toward our stock ownership requirements.

The Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof).

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

The following table sets forth information regarding compensation paid to our directors during 2014:

Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)		Option Awards ($) (4)	Total ($)
Mitchell P. Rales	1		—		—	1
Patrick W. Allender	62,500	(1)	52,969	(3)	50,577	166,046
Thomas S. Gayner	52,500	(1)	52,969	(3)	50,577	156,046
Rhonda L. Jordan	62,500	(1)	52,969	(3)	50,577	166,046
San W. Orr, III	52,500		52,969		50,577	156,046
A. Clayton Perfall	67,500	(1)	52,969	(3)	50,577	171,046
Rajiv Vinnakota	52,500		52,969		50,577	156,046
_____________________________________

(1)
Messrs. Allender, Gayner, Perfall and Ms. Jordan elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. During 2014, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 1,030, Mr. Gayner— 870, Ms. Jordan— 1,030 and Mr. Perfall— 1,110. DSUs received for these cash retainers are considered "vested" for the purposes of the table below.

(2)
Amounts shown in the "Stock Awards" column represent the aggregate grant date fair value for stock awards to each director during 2014, as computed pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("FASB ASC Topic 718"). See note 11 to our consolidated financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2015. The amounts reflect the grant date fair value of the annual grant of 687 restricted stock units made to each director in connection with the annual meeting of stockholders, which vest in full on May 14, 2015.

(3)
687 restricted stock units granted to each of these directors, which were awarded in connection with the annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance.

(4)
Amounts represent the aggregate grant date fair value for options to purchase 1,717 shares of our common stock granted to each director in connection with the annual meeting of stockholders, as computed pursuant to FASB ASC Topic 718. See note 11 to our consolidated financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2015. The director stock options are fully vested upon grant and exercisable for a seven-year term

As of December 31, 2014, the aggregate number of unvested stock awards and unexercised options outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units	Stock Options
Mitchell P. Rales	—	—
Patrick W. Allender	687	7,245
Thomas S. Gayner	687	7,245
Rhonda L. Jordan	687	7,245
San W. Orr, III	2,539	7,245
A. Clayton Perfall	687	7,245
Rajiv Vinnakota	687	7,245

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. Ernst & Young LLP has served as our independent auditor since their appointment in 2002. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP as the Company's independent auditor is in the best interests of the Company and its stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2014 and 2013:

Fee Category	2014	2013
Audit Fees	$5,454,097	$4,418,855
Audit-Related Fees	—	—
Tax Fees	932,809	1,372,417
All Other Fees	4,998	472,134
Total	$6,391,904	$6,263,406

Audit Fees. This category of the table above includes fees for the fiscal years ended December 31, 2014 and 2013 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees."

Tax Fees. This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2014, Tax Fees included $367,450 for tax compliance and tax preparation and $565,359 for tax planning and other tax services. For 2013, Tax Fees included $650,806 for tax compliance and tax preparation and $721,611 for tax planning and other tax services.

All Other Fees. This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2014 and 2013, these included fees incurred for acquisition-related procedures, assignment services and business-related immigration and international social security services.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm's independence and has concluded that such services do not impair its independence.

Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee also is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP for the audit of our financial statements. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE's listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP's proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP's compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.

AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender and Thomas Gayner, who are all non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2014, the Audit Committee held eleven meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which it annually reviews. The charter, which complies with all current regulatory requirements, is available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. During 2014, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s finance team. Additionally, the Audit Committee has separate private sessions, during its regularly scheduled meetings, with the Company’s independent auditors and head of internal audit, respectively. The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee evaluates the performance of the Company’s independent auditors each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and businesses. In connection with the applicable audit partner rotation requirements, the Audit Committee also is invovled in considering the selection of the auditors' lead engagement partner when rotation is required. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent auditors for the year ended December 31, 2015. The Audit Committee reviews with the independent auditors and management the overall audit scope and plans, as well as the results of internal and external audit examinations and evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee recommends that the Board ask stockholders, at the Company's annual meeting, to ratify the appointment of the independent auditors (see Item 2 beginning on page 14).

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2014 with management and with the Company's independent registered public accounting firm, including a discussion of the quality and suitability of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee are appraised of certifications prepared by the Chairman and Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm's independence with the independent registered public accounting firm. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2014 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair
Patrick Allender
Thomas Gayner

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures set forth under the section heading "Executive Compensation."

Executive Summary
Colfax Corporation is a diversified global industrial manufacturing and engineering company. We provide products and services to commercial and governmental customers around the world under our gas- and fluid-handling platform through our Howden and Colfax Fluid Handling businesses and under our fabrication technology platform through our ESAB business. Our business has been built through a series of acquisitions, as well as organic growth, since its founding in 1995. We seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to pursue growth in revenues and improvements in operating margins and cash flow.
Named Executive Officers
The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2014. Our named executive officers for 2014 are:

Name	Title
Steven Simms	President and Chief Executive Officer
Scott Brannan	SVP, Finance and Chief Financial Officer and Treasurer
Daniel Pryor	EVP, Strategy and Business Development
Clay Kiefaber	EVP and CEO, ESAB Global
Ian Brander	CEO, Howden
Darryl Mayhorn	SVP and President, Colfax Fluid Handling

Fiscal 2014 Compensation Program Developments and Highlights

Our executive compensation approach focuses on linking compensation to Company and individual performance while aligning the long-term interests of management and stockholders. The Compensation Committee's 2014 compensation decisions were made with a focus on creating incentives tied to the delivery of stockholder returns through operational improvements and on the recruitment, retention, and development of a leadership team that we believe continues to build the foundation for long-term growth and furthers our journey to becoming a premier global industrial enterprise.

The key actions of our Compensation Committee and highlights of our executive compensation program in 2014 include:

•
amendment of Mr. Simms' employment agreement to extend its term from the original expiration date of April 21, 2015 to April 21, 2017 and the grant of a long-term incentive award for this two-year extension period, as discussed further below under "Extension of CEO Employment Agreement and CEO Long-Term Incentive Awards";

•
continued recruitment and retention of an experienced and talented management team, including the appointment of Darryl Mayhorn as the President of Colfax Fluid Handling and retention awards made to Mr. Brannan, our Chief Financial Officer, as discussed below under "Recruitment and Retention Awards";

•
payout of bonuses at lower than target under our Annual Incentive Plan, in accordance with our commitment to pay-for-performance, as discussed further below under "Company Performance and Annual Incentive Plan Payouts" and "Elements of our Executive Compensation Program — Annual Incentive Plan"; and

•	annual equity awards for Messrs. Kiefaber and Brander consisting of:

◦	stock options that vest in equal installments over a three-year period following their grant date; and

◦
performance-based restricted stock units (PRSUs) earned, if at all, based on our cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2014 and ending in 2017. These PRSUs, if earned during the applicable performance period, are subject to additional service-based vesting requirements such that no shares are actually delivered to executives until the fourth and fifth year after grant provided that the executive remains with the Company.

Company Performance and Annual Incentive Plan Payouts

Fiscal 2014 results were hampered by a sluggish demand environment and, while we made progress on our improvement plans and strategic growth initiatives, our operating results failed to meet our expectations across the Company. We continue to believe that the deployment of our Colfax Business System has instilled a culture and processes that will deliver our long-term performance goals, as demonstrated by an improvement in overall margins during 2014 (as adjusted for non-cash charges during the year) and a continued focus on cost savings, customer lead-times and inventory management. However, as reflected in the following tables, our compensation programs are closely aligned with the Company's overall performance and our failure to achieve operational and financial targets for 2014 resulted in lower than target payouts and a decrease from prior year bonuses for all businesses except ESAB, where results reflected an improvement over the achievement under our bonus plan for this business during 2013.

Corporate Metric	Weight	Target	Results	Payout Percentage
Sales (as adjusted)	20%	$4.912 billion	$4.625 billion	89%
EBIT (as adjusted)	35%	$542 million	$491 million	82%
Working Capital Turns (as adjusted)	30%	6.8	5.9	0%
Adjusted EPS	15%	$2.50/share	$2.30/share	89%

Weighted aggregate for all corporate metrics				60%

Business	Business Results Weight	Business Payout Percentage	Corporate Results Weight (see above)	Aggregate Payout Percentage
ESAB	70%	88%	30%	79%
Howden	70%	46%	30%	50%
Colfax Fluid Handling	70%	52%	30%	54%
Extension of CEO Employment Agreement and CEO Long-Term Incentive Awards
In light of the importance of Mr. Simms' leadership in the continuing transformation of the Company and the nature of his role in integrating the Company's significant acquisitions, on April 28, 2014 we entered into an amendment to the existing employment agreement between the Company and Mr. Simms. This amendment extended the agreement's term by two years from its original expiration date of April 21, 2015 to April 21, 2017.
Mr. Simms abstained from all Board and Compensation Committee meetings and actions regarding the extension of his term. The Board and the Compensation Committee reviewed market analysis and obtained perspective regarding compensation for the extension from Semler Brossy, an independent compensation consultant, and also utilized competitive data drawn from the same list of peer companies previously reviewed by Cook & Co., the Committee's regular independent compensation consultant, and used as a general reference in 2014 by the Compensation Committee (see "Other Aspects of Our Executive Compensation Program — Role of Compensation Consultant and Peer Data Review" below). Informed by the strategic goals of the Company, the Board and the Compensation Committee considered the same compensation program elements and principles used for our other executives.
In connection with the extension, the Compensation Committee granted an additional long-term equity incentive award for Mr. Simms linked to his extension period, further aligning Mr. Simms' compensation with our vision for potential future growth and success that, if achieved, would be shared by our stockholders during this time. Mr. Simms' long-term incentive award, having a target value of $12 million at the time of grant ($6 million options, $6 million PRSUs) and structured over a two-year performance period that begins in 2015, is comprised of:

•	201,146 stock options, which cliff vest in full at the end of the two-year employment extension period subject to Mr. Simms' continued employment and expire seven years from the grant date; and

•
85,487 PRSUs that will cliff vest in full at the end of the two-year employment extension period subject to Mr. Simms' continued employment and will only be earned if the Company's cumulative adjusted earnings per share equals or exceeds $3.10 during any four consecutive fiscal quarters beginning with the second fiscal quarter of 2015 and ending with the first quarter of fiscal 2017.

    A primary component of Mr. Simms' compensation provided when he was hired in 2012 was a multi-year long-term equity incentive award covering a three-year period from April 2012 through April 2015. This compensation component was designed to promote long-term focused strategic leadership from Mr. Simms over a transformational period for the Company. His additional long-term incentive award granted in 2014 covers the two-year extension period from April 21, 2015 and continues the multi-year compensation design originated with his 2012 award.
The following table reflects the intended allocation of Mr. Simms' long-term equity awards pro-rated over the associated performance periods based on the aggregate grant date fair value of grants, as computed in accordance with FASB ASC Topic 718, and also indicates how these awards are reported in the Summary Compensation Table:

	Prorated Long-Term Incentive Award Stock Options	Prorated Long-Term Incentive Award PRSUs	Prorated Total Based on Intended Allocation During Performance Period	Aggregate Total As (or To Be) Reported in the Stock Awards and Option Awards Columns of the Summary Compensation Table (3)
2012 (1)	$1,564,001	$1,700,004	$3,264,005	$9,792,015
2013	$1,564,001	$1,700,004	$3,264,005	—
2014 (2)	$1,564,001	$1,700,004	$3,264,005	$10,731,437
2015	$2,357,431	$3,008,288	$5,365,719	—
2016	$2,357,431	$3,008,288	$5,365,719	—
(1)    Year of hire and grant of initial three-year performance and employment period award
(2)    Year of employment agreement extension and grant of associated two-year performance period extension award
(3)    For 2012, the value in this column represents the entire grant date fair value of the initial three-year performance and employment period award, as required to be reported in the year of grant, and does not include the one-time stock option signing bonus also reflected in the Option Awards column of the Summary Compensation Table for 2012. The amount set forth for 2012 in this column is intended to be pro-rated for the initial three year performance period, as reflected in the rows for 2012-2014. For 2014, the amount in this column represents the entire grant date fair value of two-year performance period extension award, as required to be reported in the year of grant. This amount is intended to be pro-rated for the two year extension period beginning in 2015, as reflected in the rows for 2015 and 2016.
The table above is intended to better reflect how the Compensation Committee views the intended allocation of Mr. Simms' long-term incentive awards as compared to the Summary Compensation Table presentation required later in this Proxy Statement. Additional details regarding Mr. Simms' base salary and Annual Incentive Plan payment for the 2014 fiscal period are contained in the remainder of this Compensation Discussion and Analysis below. A description of the material terms of Mr. Simms' CEO Employment Agreement is set forth under "Elements of our Executive Compensation Program — Employment Agreements" and under "Potential Payments Upon Termination or Change in Control" below.

Our Executive Compensation Philosophy and Program

Our overall executive compensation philosophy is to offer our management, including our named executive officers, compensation that is competitive and that meets our goals of attracting, incentivizing, rewarding and retaining high quality, performance-driven leadership so that we can achieve our financial and strategic objectives and continue to grow the Company on a long-term sustainable basis with the intention to deliver superior returns to our stockholders. Further, we strive to structure and implement an executive compensation program that takes into account ongoing developments in corporate governance and compensation best practices. The Compensation Committee’s approach to executive compensation is drawn from our overall executive compensation philosophy. Utilizing this philosophy, our executive compensation program has been designed to:

•	reinforce the Company’s values and mission;

•	link rewards to industry-leading performance;

•	align the long-term performance responsibilities of executives with the long-term interests of stockholders; and

•	provide transparency through simplicity of design.

The framework of our executive compensation program includes the governance features and other specific elements discussed below:

What We Do . . .	Colfax Practice
☑ Pay-for-Performance Focus
The pay mix for our named executive officers for 2014 included significant at-risk compensation. This compensation is linked, in the case of our Annual Incentive Plan, with pre-established financial and operational goals that are intended to drive performance over the yearly plan period. Equity awards are linked with our stock price (in the case of options and PRSUs) and adjusted earnings per share growth goals (in the case of PRSUs), each of which we believe incentivizes long-term Company success. We believe that these compensation features tie directly to performance that, if realized, will lead to the achievement of our corporate objectives and support the delivery of sustainable stockholder returns.

☑ Varying performance metrics under short-term and longer-term incentive plans
Our program is structured to provide compensation opportunities linked to short- and long-term periods of time. In balancing this objective, the Company seeks to align compensation with several performance metrics that are critical to achievement of sustained growth and stockholder value creation.

☑ Caps on Annual Incentive Bonus
We provide competitive annual incentive opportunities to our executives that are linked to corporate and individual performance goals. Executive bonus payments are capped under our Annual Incentive Plan, as approved by our stockholders, in part to discourage excessive risk taking. Further, the Compensation Committee is prohibited from increasing the amount of compensation payable with respect to each performance metric once established, but retains the discretion to reduce or eliminate compensation under our Annual Incentive Plan even if performance goals are attained.

☑ Double Trigger Provisions for Change in Control
Severance payments associated with a change in control will only occur upon the executive’s employment termination without cause or for good reason. This approach is commonly referred to as “double trigger.”

☑ Clawback Policy	We have a comprehensive compensation clawback policy that is triggered by a material restatement of the Company's financial statements and applies to all of our executive officers.
☑ Stock Ownership Policy	We have a robust stock ownership policy to further align the financial interests of Company executives with those of our stockholders.
☑ Independent Compensation Committee and Consultant
Our Compensation Committee is comprised solely of independent directors. The Compensation Consultants to the Compensation Committee during 2014, Cook & Co., and, for the CEO employment agreement extension, Semler Brossy, (i) are independent and without any conflicts of interest with the Company and (ii) have never provided any services to the Company other than the compensation-related services provided to the Compensation Committee. See "Corporate Governance - Board of Directors and its Committees - Compensation Committee" above and "Independence of Compensation Consultants" below for further details.

Practices We Avoid...
☒ No Excessive Perquisites for Executives	We provide minimal perquisites to our executives.
☒ No gross-up payments to cover excise taxes or perquisites	We do not provide tax gross-ups to our executives in connection with severance benefits or executive perquisites.
☒ No Pledging and Hedging of Company stock	We prohibit our executives and directors from hedging Colfax stock and from entering into pledge arrangements or derivative agreements using Colfax stock.
☒ No Repricing of Underwater Stock Options	We do not permit the repricing of underwater stock options without the express approval of our shareholders.
☒ No compensation programs or policies that reward for material or excessive risk taking
We annually review the Company’s compensation policies and practices in relation to our risk management practice and any potential risk-taking incentives. Our most recent assessment in March 2015 concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee looks at each compensation element individually while also considering the total compensation package provided to create an appropriate mix designed to incentivize our executives. Each primary element of our executive compensation program has a different purpose:

Base Salary — To attract and retain our executive talent and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities.

Annual Incentive Plan — To reward our executive officers for achievement in key areas of Company and, if applicable, business operational and financial performance, as well as to recognize the executive’s individual performance during the year.

Long-Term Incentive Plan — To align the rewards of executives with the interests of stockholders by encouraging sustained and superior long-term operational and financial performance and increases in stockholder returns over an extended period of time.

A significant portion of our executives’ target annual compensation is “at-risk,” as reflected below for our Chief Executive Officer in 2014:

Colfax CEO Pay Mix
19%
17%
64%
At Risk
81%
Base Salary
Bonus
Equity (2014 intended pro-rata allocation)

Determination of Executive Compensation and Performance Targets

Our executive compensation program is based on the philosophy and design outlined above with a focus on exceptional performance and continuous improvement from our management team. Within this framework, the Compensation Committee exercises its reasoned business judgment in making executive compensation decisions. Some of the factors that generally are referenced when making executive compensation decisions, none of which are assigned a particular weight, are as follows:

•	The nature of the executive’s position.

•	The Company’s operational and financial performance.

•	The experience and performance record of the executive.

•	The executive’s long-term leadership potential.

•	Our assessment of pay levels and practices in our competitive marketplace. See “Other Aspects of our Executive Compensation Program — Peer Data Review”.

•	Recommendations by Mr. Simms with respect to the compensation of each executive officer, other than himself. See “Other Aspects of our Executive Compensation Program — CEO Recommendations” .

Further, a substantial percentage of compensation pursuant to our Annual Incentive Plan is determined solely by the achievement of performance targets based on Board-approved financial and operational goals for the fiscal year, which are then incorporated into the metrics established in our Annual Incentive Plan by the Compensation Committee, as further discussed under “Elements of Our Executive Compensation — Incentive Plan — Financial and Operational Metrics.”

We believe that this link to our Board-established corporate and business goals establishes clear drivers and incentives for breakthrough results at both our businesses and Company-wide.

2014 Say-On-Pay Vote

Our Compensation Committee values the input of our stockholders on matters of executive compensation. At our 2014 Annual Meeting, approximately 99% of the stockholder votes cast on our advisory proposal to approve the compensation of our named executive officers were voted in favor of our executive compensation proposal. Our Compensation Committee did not set or change fiscal 2014 executive compensation as a result of 2014's advisory vote results. We considered the support for our executive compensation program and continued to make compensation decisions consistent with our stated overall executive compensation philosophy.

In 2011, our stockholders voted in favor of conducting an advisory vote to approve our named executive officers' compensation every three years. Consistent with this vote, the Board established the frequency of the advisory vote on the compensation of our named executive officers at every three years, which we believe enables stockholders to have a sufficient performance period to evaluate how the executive compensation program has functioned in achieving our long and short-term goals. We believe that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year performance period given that shorter time frames are more susceptible to effects from factors that may not be indicative of the long-term performance and the targeted growth our executive compensation program is designed to achieve. We expect to continue to consider input from stockholders and the outcome of our triennial say-on-pay votes when making future executive compensation decisions. Our next advisory vote to approve our named executive officers' compensation will be held at our 2017 annual meeting.

Elements of Our Executive Compensation Program

Base Salary. Base salaries are designed to provide compensation that is market competitive so that we can attract the best qualified individuals and retain our senior management. Base salaries, as negotiated with each executive at the time of hire and reviewed and approved by the Compensation Committee, or, in the case of the Chief Executive Officer, reviewed by the Compensation Committee and approved by the Board upon the Compensation Committee's recommendation, are initially set based on the recruitment negotiation and market for the executive position at the time of hire. Base salaries are then reviewed annually for potential merit-based increases. The salary levels set for our named executive officers in fiscal 2014 were based on the Compensation Committee’s assessment of the relative roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from the competitive compensation data reviewed by Cook & Co. and the Compensation Committee’s reasoned business judgment. For all of our named executive officers except for Mr. Kiefaber, base salaries for 2014 increased from 2013 levels reflecting our continued growth and the Compensation Committee's competitive marketplace review. Mr. Brannan's base salary increase for 2014 was in connection with the Compensation Committee's review of Mr. Brannan's performance and compensation as discussed further below under "Recruitment and Performance Awards," and is indicative of his importance in meeting the Company's strategic and financial objectives. Mr. Kiefaber's base salary was established while he was serving as our Chief Executive Officer and continues to be appropriate in light of his experience with Colfax and leadership of our largest business. A comparison of base salary levels set for 2013 and 2014 is set forth below:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Increase
Mr. Simms	$985,000	$1,023,000	3.7%
Mr. Brannan	$391,000	$450,000	13.1%
Mr. Pryor	$475,000	$490,000	3.1%
Mr. Kiefaber	$650,000	$650,000	—
Mr. Brander	$434,000	$450,000	3.6%
Mr. Mayhorn	N/A	$450,000	N/A

Annual Incentive Plan. The goal of our Annual Incentive Plan is to reward our executives for achievement in key areas of Company operational and financial performance. Our Annual Incentive Plan provides our named executive officers the opportunity to receive a bonus payment that is expressed as a percentage of the executive’s base salary (i.e., "target bonus"). The target bonus incentivizes our named executive officers to achieve outstanding performance in key Company financial and operational metrics set by our Compensation Committee and derived from goals established by our Board in its strategic planning for Colfax's operational and financial performance. The performance metrics established by the Compensation Committee for business leaders reflect both Company-wide goals and business-specific performance targets. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year. Actual bonus amounts are determined following the end of the performance year and are based on performance relative to the pre-established goals.

Under our Annual Incentive Plan, executives can achieve a payout percentage of their target bonus ranging from threshold to maximum, with 100% target goal achievement resulting in 100% payout of the individual's target bonus for that performance metric. The payout percentage is based on the extent to which objective pre-established financial and operational performance goals are achieved, subject to an overall adjustment upward (by up to 50%) or down to zero based on individual achievement as measured by a individual performance factor. For corporate executives, the financial and operational goals are based entirely on achievement of four corporate performance measures (sales, EBIT, working capital turns and EPS, each as adjusted), as described further below, whereas for business leaders the financial and operational goals are based 70% on the achievement of three business performance measures (for Messrs. Kiefaber and Mayhorn, sales, EBIT, and working capital turns and for Mr. Brander, bookings, EBIT and working capital turns, each as adjusted) and 30% on the same corporate performance measures set for corporate executives. The formulas below demonstrate how these calculations are made:

Annual Incentive Plan Payout Formula for Messrs. Simms, Brannan and Pryor

Base Salary x Target Bonus Percentage x Corporate Payout Percentage x Individual Performance Factor

Annual Incentive Plan Payout Formula For Messrs. Kiefaber, Brander and Mayhorn

Base Salary x Target Bonus Percentage x [(Business Payout Percentage * .70) + (Corporate Payout Percentage *.30)] x Individual Performance Factor

Target Bonus. Annual Incentive Plan target bonuses as a percentage of base salary were initially based on amounts agreed to at the time of hire and are reviewed and set by the Compensation Committee with particular attention given to our continued growth, and also calibrated with the Compensation Committee's competitive marketplace review. For 2014, the Compensation Committee set a target bonus percentage of base salary in the following amounts:

NEO	2014 AIP Target
Simms	125%
Brannan	75%
Pryor	70%
Kiefaber	85%
Brander	65%
Mayhorn	65%

Financial and Operational Metrics. For corporate executives, financial targets based on sales, EBIT, working capital turns, and earnings per share constituted all of the potential payout factors under our Annual Incentive Plan before the individual performance factor was applied (as discussed further below under "Elements of our Executive Compensation Program— Annual Incentive Plan"). For Messrs. Kiefaber, Brander, and Mayhorn, corporate measures constituted 30% of the potential operational payout factor with business goals constituting 70% of the total target, which is intended to drive accountability for business operational results while also impacting decisions that link to Company-wide performance. The Annual Incentive Plan is formulaic in nature and neither the Board, the Compensation Committee nor any executive is able to exercise any upward discretion with respect to the payout levels of each performance metric once established by the Compensation Committee.

For 2014, the financial and operational performance metrics consisted of sales (or, in the case of Howden, bookings), EBIT (as adjusted to remove the impact of restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions, and as adjusted for the impact of foreign currency exchange gains or losses arising from the initial recognition of a highly inflationary currency), working capital turns (each of sales, bookings, EBIT and working capital turns as adjusted to exclude 2014 acquisitions, except as noted below) and, for the corporate metrics only, adjusted earnings per share (Adjusted EPS). Adjusted EPS is defined as net income adjusted for the after-tax impact of discontinued operations, the cumulative effect of accounting changes, restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions, and as adjusted for the impact of foreign currency exchange gains or losses arising from the initial recognition of a highly inflationary currency and early extinguishment of debt costs. These adjustments take into account the same adjustments we use in discussing financial results with our stockholders. The weighting of these metrics was as follows:

Measure	Corporate	ESAB*	Howden*	CFH*
Sales (as adjusted) or, for Howden, Bookings (as adjusted)	20%	20%	30%	30%
EBIT (as adjusted)	35%	45%	45%	35%
Working Capital Turns (as adjusted)	30%	35%	25%	35%
Adjusted EPS	15%	N/A	N/A	N/A

* For Messrs. Kiefaber, Brander, and Mayhorn, the respective business unit metrics above constituted 70% of their potential Annual Incentive Plan performance payout, in aggregate, and the corporate metrics constituted 30% of the potential payout.

The Compensation Committee selected these weightings when it established the goals for the year based on the results of our Board’s strategic planning process and corporate budget. For all named executive officers, the "target goals" (the level of performance necessary to achieve the target bonus payout) established by the Compensation Committee under these metrics represented Board-approved operational and financial goals for 2014 and were set to represent significant progress in each category toward the achievement of the Company’s long-term growth objectives and to align with the Board-approved corporate budget. For 2014, the Compensation Committee permitted the adjustment of target goals for business and corporate metrics to account for the inclusion of 2014 acquisitions, but only to the extent (i) such adjustment conformed with internal budgeting at the time of such adjustment and (ii) adjustments were only made to increase the financial targets for any of sales, bookings, adjusted EBIT, or for corporate metrics, adjusted EPS. Adjustments were not permitted to working capital turns or to lower targets.

Metric achievement levels are assigned a payout percentage relative to target set on a graduated scale that increases non-linearly from the threshold performance goal through a capped maximum performance goal with 100% target goal achievement resulting in 100% payout of the individual's target bonus for that performance metric. Due to the nature of the payout scale, which incorporates a square plan design, a one percentage point increase or decrease in achievement of a metric does not directly correspond to a one percentage point increase or decrease in the payout percentage of the target bonus for that metric. The payout scale is designed to penalize performance below target and to reward outstanding performance exceeding the target. This is accomplished via the use of a scale factor that "squares" the metric performance achievement level to determine the payout percentage, such that under-performance has a punitive impact on the payout percentage and exceptional performance above target is rewarded by intensifying the payout percentage via its squaring. For 2014, threshold goals (the level of performance necessary to achieve any bonus payout) were set at 90% of target for sales and 80% of target for EBIT, adjusted EPS, and working capital turns (or, in the case of EBIT for Colfax Fluid Handling, 70% of target). As seen in the tables below, results not meeting these thresholds result in a 0% payout percentage for that metric. Payouts would increase significantly from 100% to the maximum goals. The Compensation Committee sets threshold, target, and maximum goals based upon its collective experience and business judgment to proportionately reward the named executive officers for achievements in each of the key metrics. The following chart reflects the payout curves for each metric:

The 2014 corporate performance goals and achievement for each of the named executive officers are set forth below:

Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment	Actual Result	Payout Percentage	Net Payout Percentage based on weighting
Sales (as adjusted) (20%)	$4.912 billion	$4.421 billion	5%	$5.403 billion	121%	$4.625 billion	89%	18%
EBIT (as adjusted) (35%)	$542 million	$433.6 million	5%	$704.6 million	169%	$491 million	82%	29%
Working Capital Turns (as adjusted) (30%)	6.8	6.0	5%	7.6	169%	5.9	0%	0%
Adjusted EPS (15%)	$2.50/share	$2.00/share	5%	$3.25/share	169%	$2.35/share	89%	13%
								60%

The tables below summarize the 2014 achievement of business goals for Mr. Kiefaber and aggregate them with the corporate goal results as shown above, which taken together determine his Annual Incentive Plan financial and operational performance factor:

ESAB Measure (weighting)	Payout Percentage	Net Payout Percentage Based on Weighting
Sales (as adjusted) (20%)	91%	18%
EBIT (as adjusted) (45%)	91%	41%
Working Capital Turns (as adjusted) (35%)	80%	28%
Aggregate Business Results		88% (1)
		(1) 88% aggregate calculation based on rounding of composite figures
Weighted Average Performance Measures	Weighting in AIP	Net Payout Percentage Based on Weighting
Aggregate Business Results	70%	61%
Corporate Results	30%	18%
		79%

The tables below summarize the 2014 achievement of business goals for Mr. Brander and aggregate them with the corporate goal results as shown above, which taken together determine his Annual Incentive Plan financial and operational performance factor:

Howden Measure (weighting)	Payout Percentage	Net Payout Percentage Based on Weighting
Bookings (as adjusted) (30%)	0%	0%
EBIT (as adjusted) (45%)	102%	46%
Working Capital Turns (as adjusted) (25%)	0%	0%
Aggregate Business Results		46%

Weighted Average Performance Measures	Weighting in AIP	Net Payout Percentage Based on Weighting
Aggregate Business Results	70%	32%
Corporate Results	30%	18%
		50%

The tables below summarize the 2014 achievement of business goals for Mr. Mayhorn and aggregate them with the corporate goal results as shown above, which taken together determine his Annual Incentive Plan financial and operational performance factor:

CFH Measure (weighting)	Payout Percentage	Net Payout Percentage Based on Weighting
Sales (as adjusted) (30%)	82%	25%
EBIT (as adjusted) (35%)	0%	0%
Working Capital Turns (as adjusted) (35%)	78%	27%
Aggregate Business Results		52%

Weighted Average Performance Measures	Weighting in AIP	Net Payout Percentage Based on Weighting
Aggregate Business Results	70%	32%
Corporate Results	30%	18%
		50%

We do not disclose the specific target goals for sales (as adjusted), bookings (as adjusted), EBIT (as adjusted) or working capital turns (as adjusted) applicable to ESAB, Howden, or Colfax Fluid Handling as they are highly confidential to our businesses. We believe that disclosure of these targets would be competitively harmful to us, as it would provide our competitors with strategic information specific to certain businesses, thus providing our competitors in these businesses insight into our plans and projections for such businesses. Nevertheless, these target levels are designed to be difficult to accomplish and are not certain to be met.

Individual Performance Factor. In addition to the target bonus percentages and financial and operational metrics discussed above, the third and final component of compensation under our Annual Incentive Plan is the individual performance factor. This is a multiplier that ranges from 1.0 to 1.5, or lower at the discretion of the Compensation Committee, based on individual performance, exemplification of our Company's core values, and achievement of key performance indicators (KPIs) set in advance for each executive by our Chief Executive Officer, or, for our Chief Executive Officer, by the Board. The individual performance factor and KPIs set thereunder are included as part of the Annual Incentive Plan so that non-financial Company objectives over which the executive has primary control are factored in as part of the individual’s total annual bonus for the year. We do not view the individual performance factor as material to an understanding of this portion of our Annual Incentive Plan.

The actual bonus award paid to each named executive officer under the Annual Incentive Plan in 2014 is set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below on page 33.

Long-Term Incentives. The goal of our long-term incentive plan is to align the rewards of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. We generally grant long-term equity awards annually, although as discussed above for Mr. Simms we granted awards in a single year that are designed to compensate him over a multi-year period, and we also will grant recruitment or promotional awards when we hire or promote an executive, or to recognize special achievements or address competitive considerations.

Annual Grants under Omnibus Incentive Plan. On February 17, 2014, the Compensation Committee granted stock options and PRSUs under the 2008 Omnibus Incentive Plan, as amended, as an annual long-term incentive equity grant with a target aggregate value as set forth in the table below.

Annual Grant Recipient	Stock Options	Performance-Based Restricted Stock Units	Target Aggregate Value ($)
Mr. Kiefaber	36,058	14,423	1,800,000
Mr. Brander	15,024	6,010	750,000

The Compensation Committee determined these awards by first establishing a targeted aggregate long-term incentive value for each executive as set forth above, using its collective experience and reasoned business judgment in conjunction with perspective provided by competitive compensation data. Each of Messrs. Kiefaber and Brander received 50% of his award in the form of stock options and 50% of the award in the form of PRSUs in accordance with the formula approved by our Compensation Committee. For stock options, the actual number of stock options granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Kiefaber, $900,000) by 40% of a 15-day average closing price preceding the date of Compensation Committee approval, which approach does not represent the actual fair value of the option awards as calculated pursuant to FASB ASC Topic 718 and as shown in the Summary Compensation Table below. While this formula determined the number of options granted to an executive, in each case the exercise price for the stock option equals 100% of the closing price per share of our common stock on the grant date. For the PRSUs, the target number of restricted stock units granted to each executive was determined by dividing 50% of the target aggregate long-term incentive value specified above (for example, for Mr. Kiefaber, $900,000) by a 15-day average closing price preceding the date of Compensation Committee approval.

To reinforce retention objectives, the options vest in equal installments over a three-year period, contingent upon continued service through the vesting date, and expire seven years from the grant date. In addition, any shares underlying PRSU awards that are earned upon conclusion of the performance period will vest in two equal installments on the fourth and fifth anniversaries of the grant date. The PRSUs granted in February 2014 will be earned, if at all, if the Company's cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2014 and ending in 2017 equals or exceeds $2.61.

Mr. Simms did not receive an annual long-term incentive grant in 2014 as a result of the prior grant of a long-term equity incentive award structured over a three-year performance period upon his hire in 2012. The projected amount of Mr. Pryor's 2014 annual grant was incorporated into his long-term incentive award made in July 2013 in connection with Mr. Pryor's promotion to Executive Vice President. Mr. Brannan received an award as a result of the Compensation Committee's review of his performance and compensation in lieu of his annual grant, as discussed under "Recruitment and Performance Awards" below.

Recruitment and Performance Awards.

Mr. Mayhorn. On July 21, 2014, Mr. Mayhorn was appointed as a Senior Vice President of Colfax and President of Colfax Fluid Handling. In connection with this appointment, on July 24, 2014, Mr. Mayhorn received a long-term equity incentive award consisting of the following:

•
14,870 stock options, which vest in in three equal installments on the first, second, and third anniversaries of the grant date, subject to his continued employment, and expire seven years from the grant date;

•	4,588 RSUs that will vest in four equal installments upon the second, third, fourth and fifth anniversaries of the grant date, subject to his continued employment; and

•
1,360 PRSUs that will vest subject to the achievement of both performance and service conditions. Specifically, the Company's cumulative adjusted earnings per share must equal or exceed $2.61 during any four consecutive fiscal quarters beginning with the third fiscal quarter of 2014 and ending with the second fiscal quarter of 2017. If the adjusted earnings per share target is achieved, the awards earned will vest in two equal installments on the fourth and fifth anniversaries of the grant date, subject to his continued employment.

Collectively, this long-term incentive award had a target value of $875,000 at the time of grant and the awards received based on this target value were calculated under the same valuation approach applied in determining the annual equity grants. Further, Mr. Mayhorn received a signing bonus of $125,000 as a transition-related inducement to compensate him in part for equity compensation foregone at his prior employer by joining us.
Mr. Brannan. In recognition of the key contributions of Mr. Brannan as our Chief Financial Officer and the critical role he serves in the financial management of the Company, including his performance in the areas of direct cost control and capital structuring, as well as to further align his compensation with the competitive marketplace for his position and with our long-term goals, in November 2014 the Compensation Committee approved compensation arrangements with Mr. Brannan as follows:

•	an increase of his base salary to $450,000 and his annual incentive plan target to 75%; and

•
the grant of 23,505 stock options on December 1, 2014, having a target value of $500,000 and which vest in three equal installments on the first, second, and third anniversaries of the grant date, subject to his continued employment, and expire seven years from the grant date. The awards received based on this target value were calculated under the same valuation approach applied in determining the annual equity grants.

The Compensation Committee considered competitive review data drawn from our peer group in connection with these compensation decisions for Mr. Brannan, which was used as a reference point in addition to his performance and contributions to the Company.
Other Elements of Compensation. Consistent with our philosophy to provide transparency through simplicity of design, we provide a relatively de minimus amount of other compensation. The Company does not maintain a pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and the Colfax Corporation Excess Benefit Plan. We established the Excess Benefit Plan, which provides participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code on our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Excess Benefit Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure. With respect to Mr. Brander, as discussed below in the footnotes to the Summary Compensation Table, Howden makes contributions to the Howden Retirement Plan, a defined contribution plan, on his behalf. In addition, as discussed following the Pension Benefits table below, Mr. Brander maintains a balance in the Howden Group Retention Plan, a frozen defined benefit pension plan. Mr. Brander's benefits under the Howden Group Retention Plan do not grow with any additional earnings or service.
We provide minimal perquisites including benefits provided in non-U.S. locations in accordance with local practice.

Other Aspects of Our Executive Compensation Program

Employment Agreements. Messrs. Simms, Kiefaber, Brannan and Pryor are party to the same form of employment agreement, as amended for Messrs. Simms and Kiefaber. These agreements provide for a two-year initial term with automatic one-year term extensions thereafter, unless our Board or the executive provides written notice in advance to terminate the automatic extension provision. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive. In addition, as set forth in their current employment agreements each of Messrs. Simms, Kiefaber, Brannan, and Pryor are entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 125%, 75%, 50%, and 50% , respectively, of his base salary then in effect. The employment agreements with our executive officers provide that change in control benefits are provided only if a termination for "good reason" or other than for "cause" occurs within two years following the change in control.

Mr. Brander is party to a service agreement with Howden Group Ltd., which he entered into prior to the Charter Acquisition. Mr. Mayhorn is subject to our Executive Officer Severance Plan, which provides for severance benefits commensurate with those provided in our form of employment agreement. No change in control benefits are provided. Mr. Mayhorn is the only named executive officer subject to this plan.

Additional details regarding the material terms of these employment agreements are summarized under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements" and "Potential Payments Upon Termination or Change in Control" and a summary of the materials terms and eligibility requirements for the Executive Officer Severance Plan is provided under "Potential Payments Upon Termination or Change in Control".

 Stock Ownership Policy. Our stock ownership policy further aligns the long-term financial interests of Company executives with those of our stockholders while also serving as a risk mitigation tool. Each executive at a vice president level or higher is expected to accumulate shares of our common stock or other qualifying forms of equity having the value described below within the later of five years from the commencement of the policy or five years from becoming an executive subject to the policy. These ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	5x base salary
EVP/SVP	3x base salary
VP	1x base salary

All of the Company's named executive officers other than Mr. Mayhorn, who joined us during 2014, have achieved these ownership goals as of the date of this Proxy Statement.

Hedging Ban. Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Pledging Policy. Our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014). Any shares of Colfax common stock that were pledged prior to February 17, 2014 do not count toward our stock ownership requirements.

Clawback Policy. The Compensation Committee has adopted a clawback policy applicable to our executive officers. Under the policy, in the event the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, the Board will review all bonus payments made and all performance-based equity compensation that was earned or vested on the basis of having met or exceeded financial results during the three years prior to the date that the Company determines such restatement is required.

If the Board determines that such payments or the amount of awards earned/vested would have been lower had they been determined or calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to and/or equity awards earned by executive officers. The Board maintains discretion, to the extent permitted under applicable law, not to seek such recoupments if the Board determines, in the exercise of its fiduciary duties, that under the specific circumstances it would not be appropriate to seek to recover such amounts. The Company may effect such recoupment by requiring executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Role of Compensation Consultants and Peer Data Review. During 2014, our Compensation Committee obtained perspective from competitive data reviewed by Cook & Co., the independent advisor to the Compensation Committee on matters of executive compensation. In July 2013, the Compensation Committee considered a list of peer companies recommended by Cook & Co. to align with the peers used by financial analysts and governance advisors covering Colfax and to better reflect our growth trajectory, revenue, market capitalization and overall scope and nature of operations since the Charter Acquisition, which list was used as a reference point by the Compensation Committee during 2014. The list approved by the Compensation Committee at its July 2013 meeting is as follows: Ametek Inc., Crane Co., Dover Corporation, Dresser-Rand Group Inc., Eaton Corporation plc, Flowserve Corporation, IDEX Corporation, Illinois Tool Works Inc., Joy Global Inc., Kennametal Inc., Lincoln Electric Holdings, Inc., Pentair, Ltd., Rockwell Automation, Roper Industries, Inc., Snap-on Incorporated, SPX Corporation, The Timken Company, Valmont Industries, Inc., and Xylem Inc. While competitive review data drawn from this group is not used to "benchmark" the amount of compensation paid to the named executive officers (or to our executives in general), the information was utilized by the Compensation Committee as one of many reference points to assist in its compensation decisions.

Further, during 2014 the Board and the Compensation Committee reviewed market analysis and obtained perspective regarding compensation for the extension of Mr. Simms' contract from Semler Brossy, an independent compensation consultant.
Independence of Compensation Consultants. At a meeting in March 2015, the Compensation Committee considered the independence of Cook & Co. and Semler Brossy in light of the SEC rules regarding conflicts of interest involving compensation consultants and NYSE listing standards regarding compensation consultant independence. The Compensation Committee requested and received letters from each of Cook & Co. and Semler Brossy addressing conflicts of interest and independence, including the following factors covered by both the SEC rules and NYSE listing standards. The Compensation Committee considered these factors, and other factors it deemed relevant, and discussed these considerations and concluded that each of Cook & Co. and Semler Brossy is independent and that its work during 2014 did not raise any conflict of interest.
CEO Recommendations. During 2014, Mr. Simms provided recommendations to the Compensation Committee with respect to the compensation levels for our executive officers, other than himself. These recommendations were based on Mr. Simms' assessment of the executive officer's relative experience, overall performance, and impact on the achievement of our financial and operational goals and strategic objectives, combined with perspective from the competitive review data. While the Compensation Committee took Mr. Simms' recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its responsibilities as set forth in the Compensation Committee Charter.

Equity Grant Practice. The Compensation Committee has the authority to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire or promotion, for certain executive officers. The target grant value is translated into a number of shares underlying each grant using a valuation formula that incorporates a 15-day average closing price preceding the date of Compensation Committee approval, to avoid the potential volatility impact of using a single-day closing price. Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted associates) are expected to be made annually by the Compensation Committee during "open-window" periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies. Equity awards to newly-appointed directors, and to newly-hired or promoted associates, are expected to be made during an "open–window" period whenever possible, and, for newly-hired or promoted associates, are reviewed and approved at a regularly scheduled meeting of the Compensation Committee and made effective as of that date or as of the first date during the next "open-window" period.

The Compensation Committee has authorized the delegation of authority to our Chief Executive Officer for grants of equity awards to associates that are non-executive officers. The aggregate grant value of such equity awards may not exceed one-third of the total grant value of equity awards made during the fiscal year period, are subject to further restrictions on individual size, and are made pursuant to the terms of award agreements previously approved by the Board or the Compensation Committee. The effective grant date of these awards is the first day of the month following such review and approval by the CEO (and following the start date for any newly hired associates) or at a regularly scheduled Compensation Committee following such approval, subject to the "open-window" restrictions noted above. The Compensation Committee receives a report of any grants made pursuant to this delegated authority at each regularly scheduled meeting.

Rule 10b5-1 Trading Plans by Executive Officers. Certain of our executive officers have adopted written stock trading plans in accordance with Rule 10b5-1 under the Exchange Act and our own Policy on Insider Trading and Compliance. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchase or sales of our common stock. These plans are entered into during an open window period under our Policy on Insider Trading and Compliance. To date, named executive officers Messrs. Simms, Kiefaber and Brannan and other executive officers have entered into such plans solely to sell the percentage of vested shares necessary to satisfy applicable tax withholding obligations upon the vesting and delivery of performance-based restricted stock units.

Effect of Accounting and Tax Treatment on Compensation Decisions. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain "covered employees," unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Following stockholder approval at our 2012 Annual Meeting of Stockholders of the material terms for payment of performance-based compensation under our 2008 Omnibus Incentive Plan, we believe that subsequent grants of stock options and performance-based equity awards can qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Also, we believe that any bonuses awarded pursuant to our Annual Incentive Plan can qualify as "performance-based" for the purposes of Section 162(m). However, we seek to maintain flexibility in compensating our executives, and, as a result, the Board has not adopted a policy requiring that all compensation be deductible. Our Compensation Committee assesses the impact of Section 162(m) on our compensation practices and determines what further action, if any, is appropriate, and may administer the 2008 Omnibus Incentive Plan and the Annual Incentive Plan in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that the Compensation Committee determines to be appropriate. In addition, the rules and regulations promulgated under Section 162(m) are complicated and subject to change, possibly with retroactive effect, and a number of requirements must be met in order for particular awards to qualify for tax-deduction. As such, there can be no assurance that any compensation awarded or paid under the 2008 Omnibus Incentive Plan and the Annual Incentive Plan will be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2014 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda L. Jordan, Compensation Committee Chair
Thomas Gayner
Rajiv Vinnakota

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Steven E. Simms (1)	2014	1,014,600		—	6,016,575	4,714,862	889,836	—	49,100	12,684,973	(1)
President and Chief Executive Officer	2013	979,231		—	—	—	1,467,000	—	64,827	2,511,058	(1)
	2012	657,692		—	5,100,011	9,200,004	669,060	—	18,875	15,645,642	(1)

C. Scott Brannan	2014	408,786		—	—	340,823	286,000	—	42,097	1,077,706
Senior Vice President, Finance and Chief Financial Officer	2013	388,772		—	224,981	209,562	296,000	—	34,408	1,153,723
	2012	373,077		—	224,992	212,997	185,000	—	45,290	1,041,356

Daniel A. Pryor	2014	486,537		—	—	—	300,000	—	50,312	836,849
Executive Vice President, Strategy and Business Development	2013	457,688		—	1,418,300	3,463,678	352,000	—	44,891	5,736,557
	2012	388,462		—	267,498	253,222	210,500	—	45,741	1,165,423

Clay H. Kiefaber	2014	650,000		—	984,081	697,722	531,000	—	70,506	2,933,309
Executive Vice President and Chief Executive Officer, ESAB Global	2013	652,500		—	1,100,027	838,218	525,000	—	76,637	3,192,382
	2012	621,154		—	900,004	851,963	532,100	—	110,346	3,015,567

Ian Brander	2014	436,381	(8)	—	410,062	290,714	193,000	95,894	62,678	1,488,729
Chief Executive Officer, Howden	2013	435,718		—	249,993	232,842	432,000	—	62,667	1,413,220
	2012	423,111		—	100,000	94,657	305,942	55,655	61,656	1,041,021

Darryl Mayhorn	2014	199,038		125,000	414,041	296,954	237,000	—	15,600	1,287,633
Senior Vice President and President, Colfax Fluid Handling
_____________________________________

(1)
In connection with the amendment to the existing employment agreement between the Company and Mr. Simms on April 28, 2014, which amendment extended the agreement's term by two years from its original expiration date of April 21, 2015 to April 21, 2017, Mr. Simms was granted a long-term incentive award for this two-year extension period. Further, in connection with hiring Mr. Simms in 2012 as our President and Chief Executive Officer, Mr. Simms received an initial long-term equity incentive award structured over a three-year performance period. Mr. Simms' additional long-term incentive award during 2014 covering the two-year extension period from April 21, 2015 is intended to continue the multi-year compensation design originated with his 2012 award.

SEC rules governing the presentation of these grant amounts in the Summary Compensation Table require the entire aggregate grant date fair value of these grants to be reflected in 2014 and 2012 (i.e., the year of grant) despite the intended allocations of the respective performance periods. See "Extension of CEO Employment Agreement and CEO Long-Term Incentive Awards " above and the chart on page 19 of this Proxy Statement within the Compensation Discussion and Analysis for the intended allocation of these long-term equity awards.

(2)
Mr. Mayhorn received a cash signing bonus upon his hire on July 24, 2014. See "Recruitment and Retention Grants - Mr. Mayhorn" above on page 28 of this Proxy Statement within the Compensation Discussion and Analysis.

(3)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2015.

Amounts reflect the grant date fair values for awards of PRSUs, and, for Mr. Mayhorn, PRSUs and RSUs, which equaled the maximum grant date fair value for these awards.

(4)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2015. As discussed in the Compensation Discussion & Analysis above, for grants made prior to July 2014 the amounts reported under SEC rules, based on grant date accounting values, do not correspond to the valuation approach used by the Compensation Committee in determining the size of option awards.

(5)
Amounts represent the payouts pursuant to our Annual Incentive Plan. For a discussion of the performance metrics on which the Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see the Compensation Discussion and Analysis.

(6)
Amount shown for Mr. Brander in 2014 represents £69,000 or $95,894 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014. This amount is solely the aggregate change in the actuarial present value of Mr. Brander's accumulated benefit under a closed pension benefit plan from the pension plan measurement date used for financial statement reporting purposes in fiscal 2014 as compared to fiscal 2013. For additional details regarding this plan, see the Pension Benefits table and narrative that follows such table below.

(7)	Amounts set forth in this column for 2014 consist of the following:

Name	Supplemental Long-Term Disability Premiums ($) (a)	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(b)	Company Car ($) (c)	Accident Insurance ($) (d)	Howden Retirement Plan Company Contribution ($) (e)	Total ($)
Mr. Simms	—	49,100	—	—	—	49,100
Mr. Brannan	—	42,097	—	—	—	42,097
Mr. Pryor	—	50,312	—	—	—	50,312
Mr. Kiefaber	—	70,506	—	—	—	70,506
Mr. Brander	610	—	18,711	440	42,917	62,678
Mr. Mayhorn	—	15,600	—	—	—	15,600
_____________________________________

(a)	Amount represents £391, or $610 U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014.

(b)
For each named executive officer other than Mr. Brander, amounts represent the aggregate Company match and Company contribution made by Colfax during 2014 to such officer’s 401(k) plan account and Excess Benefit Plan (nonqualified deferred compensation) account. See the Nonqualified Deferred Compensation Table and accompanying narrative for additional information on the Excess Benefit Plan.

(c)
Amount represents an annual cash allowance for car-related expenses in the amount of £12,000 or $18,711 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014. This benefit was provided pursuant to the terms of Mr. Brander's service contract. For additional information on this benefit, see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Mr. Brander's Service Contract" below.

(d)	Amount represents £282, or $440 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014.

(e)
Amount represents the annual employer contribution of £27,524, or $42,917 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014. So long as Mr. Brander contributes 5% of his annual salary to the retirement plan, as he did during 2014, Howden contributes 10% of Mr. Brander's annual salary. Mr. Brander does not have the ability to withdraw funds from this account before retirement and upon his retirement Mr. Brander will receive the value of his investments in the fund. There is no guaranteed distribution amount based on service years or age. Amounts contributed to the retirement plan are at risk and are invested via direction from Mr. Brander to the plan provider.

(8) For Mr. Brander, amount represents £279,866 or $436,381 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014.

Grants of Plan-Based Awards for 2014

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2014:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Underlying Shares (#)(3)	Underlying Options (#)(4)	Option Awards ($/Sh)	Option Awards ($)(5)
Steven E. Simms	Annual Incentive Plan	—	430,939	1,278,750	3,145,725
	PRSUs	4/28/2014				—	85,487	—				6,016,575
	Stock Options	4/28/2014								201,146	70.38	4,714,862

C. Scott Brannan	Annual Incentive Plan	—	113,738	337,500	830,250
	Stock Options	12/1/2014								23,505	51.17	340,823

Daniel A. Pryor	Annual Incentive Plan	—	115,591	343,000	843,780

Clay H. Kiefaber	Annual Incentive Plan	—	186,193	552,500	1,359,150
	PRSUs	2/17/2014				—	14,423	—				984,081
	Stock Options	2/17/2014								36,058	68.23	697,722

Ian Brander	Annual Incentive Plan	—	97,277	283,648	687,137
	PRSUs	2/17/2014				—	6,010	—				410,062
	Stock Options	2/17/2014								15,024	68.23	290,714

Darryl Mayhorn	Annual Incentive Plan	—	90,485	292,500	708,581
	PRSUs	7/24/2014				—	1,360	—				94,670
	RSUs	7/24/2014							4,588			319,371
	Stock Options	7/24/2014								14,870	69.61	296,954
_____________________________________

(1)
Amounts represent the possible payouts under our Annual Incentive Plan. Threshold estimated possible payouts incorporate a 0.5 individual performance factor, target estimated possible payouts incorporate a 1.0 individual performance factor and maximum estimated possible payouts incorporate a 1.5 individual performance factor. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2014 see the Compensation Discussion and Analysis and the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above, respectively. For Mr. Mayhorn, amounts reflect proration from his hire date.

(2)
For all named executive officers except Messrs. Simms and Mayhorn, amounts represent potential shares issued under performance-based share awards. The PRSUs may be earned at the end of the performance period upon certification by the Compensation Committee that the performance metric had been met. Earned awards are then subject to an additional service-based vesting period, pursuant to which vesting occurs in equal amounts on the fourth and fifth anniversaries of the grant date pending continued service with the Company.

For Mr. Simms, amounts represent potential shares issued under performance-based share awards that, if earned, will cliff vest in full on April 21, 2017 based on continued service.
For further discussion of these awards, see "Extension of CEO Employment Agreement and CEO Long-Term Incentive Awards", "Long-Term Incentives— 2008 Omnibus Incentive Plan" and "Recruitment and Retention Awards— Mr. Mayhorn" in the Compensation Discussion and Analysis.

(3)
For Mr. Mayhorn, amounts represent restricted stock awards that are subject to an additional service-based vesting period, pursuant to which vesting occurs in equal amounts on the second, third, fourth and fifth anniversaries of the grant date.

(4)
For all named executive officers other than Mr. Simms, amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service. For Mr. Simms, amounts represent stock option awards that fully cliff vest on April 21, 2017, based on continued service.

(5)
The amounts shown in this column represent the full grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table shows, as of December 31, 2014, the number of outstanding stock options, performance-based restricted stock awards and, for Mr. Mayhorn, restricted stock awards held by the named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steven E. Simms	—	364,286	31.98	4/21/2019
	—	350,000	31.98	4/21/2019
	—	201,146	70.38	4/27/2021
					159,475	8,224,126	—	—
					—	—	85,487	4,408,565

C. Scott Brannan	59,713	—	15.70	10/17/2017
	17,226	—	21.77	2/23/2018
	10,534	5,267	35.60	2/22/2019
	4,438	8,876	42.25	2/17/2020
	—	23,505	51.17	11/30/2021
					20,924	1,079,025	—	—

Daniel A. Pryor	53,333	—	18.75	1/2/2018
	17,226	—	21.77	2/23/2018
	12,523	6,262	35.60	2/22/2019
	7,889	15,780	42.25	2/17/2020
	—	144,648	52.79	7/28/2020
					43,161	2,225,813	—	—

Clay H. Kiefaber	68,082	—	12.27	1/10/2017
	79,114	—	11.85	3/28/2017
	51,677	—	21.77	2/23/2018
	42,134	21,068	35.60	2/22/2019
	17,751	35,503	42.25	2/17/2020
	—	36,058	68.23	2/16/2021
					110,808	5,714,369	—	—
					—	—	14,423	743,794

Ian Brander	4,681	2,341	35.60	2/22/2019
	4,931	9,862	42.25	2/17/2020
	—	15,024	68.23	2/16/2021
					8,726	450,000	—	—
					—	—	6,010	309,936

Darryl Mayhorn	—	14,870	69.61	7/23/2021
					4,588	236,603	—	—
					—	—	1,360	70,135

 _____________________________________

(1)
The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Other than for all options granted to Mr. Simms and, for the options granted to Mr. Pryor on July 29, 2013, stock option awards vest ratably over three years beginning on the first anniversary of the grant date. For Mr. Simms, his stock option awards fully cliff vest on April 21, 2015 and April 21, 2017, respectively. For Mr. Pryor, his options granted on July 29, 2013 vest in equal amounts on the fourth and fifth anniversaries of the grant date.

Option Grant Date	Option Expiration Date	Option Full Vesting Date (options vest over three year period except as noted below )
1/11/2010	1/10/2017	1/11/2013
3/29/2010	3/28/2017	3/29/2013
9/27/2010	9/26/2017	9/27/2013
10/18/2010	10/17/2017	10/18/2013
1/3/2011	1/2/2018	1/3/2014
2/24/2011	2/23/2018	2/24/2014
2/23/2012	2/22/2019	2/23/2015
4/22/2012	4/21/2019	4/21/2015*
2/18/2013	2/17/2020	2/18/2016
7/29/2013	7/28/2020	7/29/2018^
2/17/2014	2/16/2021	2/17/2017
4/28/2014	4/27/2021	4/21/2017*
7/24/2014	7/23/2021	7/24/2019
12/1/2014	11/30/2021	12/1/2017
* Options granted to Mr. Simms fully cliff vest on April 21, 2015 and April 21, 2017, respectively, which are the end dates for the initial term and extension term under Mr. Simms' employment contract
^ Options granted to Mr. Pryor on July 29, 2013 vest in equal amounts on the fourth and fifth anniversaries of the grant date

(2)
For all named executive officers other than Mr. Mayhorn, these amounts reflect PRSUs that were earned upon certification by the Compensation Committee that the performance metric for these awards had been met. They are subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date.

For Mr. Mayhorn, this amount reflects 4,588 restricted stock units received as part of his long-term incentive award made in connection with his appointment as an executive officer of the Company.

(3)
For all named executive officers other than Mr. Mayhorn, the amounts shown in this column represent the market value of the PRSUs for which the performance criteria has been met and certified by the Compensation Committee based on the closing price of the Company’s common stock on December 31, 2014, which was $51.57 per share, multiplied by the number of units, respectively, for each unvested performance stock award.

For Mr. Mayhorn, this amount reflects the market value of 4,588 unvested restricted stock units based on the closing price of the Company’s common stock on December 31, 2014 multiplied by the number of unvested restricted stock units.

(4)
For Mr. Simms, the amounts shown in this column reflect PRSUs that will be earned, if at all, if the Company's cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning with the second fiscal quarter of 2015 and ending in with the first fiscal quarter 2017 equals or exceeds $3.10. This target level of performance was achieved and certified by the Compensation Committee in February. These PRSUs are then subject to an additional service-based vesting period, pursuant to which vesting will occur on April 21, 2017, the end of the two-year employment extension period, contingent on continued employment with the Company.

For Messrs. Kiefaber and Brander, the amounts shown in this column reflect PRSUs that will be earned, if at all, if the Company's cumulative adjusted earnings per share results equals or exceeds $2.61 during any four consecutive fiscal quarters beginning in 2014 and ending in 2017. These PRSUs are then subject to an additional service-based vesting period, pursuant to which vesting will occur in two equal installments on the fourth and fifth anniversaries of the grant date, contingent on continued employment with the Company.
For Mr. Mayhorn, the amounts shown reflect PRSUs that will be earned, if at all, if the Company's cumulative adjusted earnings per share results equals or exceeds $2.61 during any four consecutive fiscal quarters beginning with the third fiscal quarter of 2014 and ending in the second fiscal quarter of 2017. These PRSUs are then subject to an additional service-based vesting period, pursuant to which vesting will occur in two equal installments on the fourth and fifth anniversaries of the grant date, contingent on continued employment with the Company.

(5)
The amounts shown in this column represent the market value of the unearned PRSUs based on the closing price of the Company’s common stock on December 31, 2014, which was $51.57 per share, multiplied by the number of units, respectively, for each unvested and unearned performance stock award.

Employment Agreements and Executive Officer Severance Plan

All named executive officers except for Mr. Brander and Mr. Mayhorn are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010. Mr. Simms' employment agreement is based on this form except for the term and provision of the initial long-term incentive award as described further above in the Compensation Discussion and Analysis. Mr. Simms and Mr. Kiefaber's employment agreements also provide for pro-rata vesting of certain equity awards upon termination without cause, as detailed further below under Potential Payments Upon Termination or Change in Control.

The employment agreement for Mr. Brander was entered into by Howden Group Ltd. by the management of Charter International Ltd. prior to the Charter Acquisition.

During 2013 we adopted an Executive Officer Severance Plan, which provides for severance benefits upon a termination without cause or for good reason commensurate with those provided in our form of employment agreement for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for change in control benefits. Mr. Mayhorn is the only named executive officer subject to this plan.

Form of Employment Agreement. On September 15, 2010, the Company adopted a new form of employment agreement for executive officers. Messrs. Simms, Kiefaber, Brannan and Pryor are all parties to employment agreements based on this form, which, except for Mr. Simms, currently have a one-year term that is automatically extended unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the event we undergo a "change in control" (as described below under "Potential Payments Upon Termination or Change in Control") during the term of the employment agreements, the agreements will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to each executive under these agreements upon a change in control of Colfax, the benefits are only paid upon a "double trigger," meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, the Company wanted to ensure the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officer in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by a potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event. Further, any bonus payment paid in conjunction with the termination of a named executive officer will be based upon the performance of the Company, as stipulated in the Company’s Annual Incentive Plan.

Additional information on certain benefits provided in the new form of employment agreement in certain terminations or in connection with a change of control is discussed below under "Potential Payments Upon Termination or Change in Control."

Mr. Brander's Service Agreement. Mr. Brander's service agreement with Howden Group Ltd., dated December 3, 2010, has no set term and may be terminated upon not less than twelve months' notice to Mr. Brander or six months' notice from Mr. Brander, or immediately upon notice by the Company with payment of twelve months' severance. The service agreement sets forth Mr. Brander's base salary, powers and duties and provides for benefits customary under local practice. No change in control benefits are provided pursuant to the terms of the service agreement.

Option Exercises and Stock Vested

The following table provides information for (i) Mr. Simms regarding the vesting during 2014 of director restricted stock units, or DRSUs, which were received for service on our Board prior to his appointment as an executive officer of the Company and (ii) Messrs. Kiefaber and Brannan regarding the vesting during 2014 of PRSUs. The number of shares acquired upon the vesting and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon vesting and the closing market price of our common stock on the vesting date.

During 2014, no options were exercised by any of our named executive officers.

Option Exercises and Stock Vested During Fiscal 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Simms (1)	1,852	127,177
Scott Brannan (2)	2,388	130,743
Clay Kiefaber (3)	39,413	2,592,882

(1)
The number of shares reflects the vesting of 1,852 DRSUs on July 27, 2014, which vesting date is based on the initial grant received for service on our Board as received prior to his appointment as an executive officer. The value reflected is based on $68.67, the closing price of our common stock on July 25, 2014. July 25 was the preceding business day from the vesting date, which occurred on a weekend.

(2)
The number of shares reflects the vesting of 2,388 PRSUs on October 18, 2014. The value reflected is based on $54.75, the closing price of our common stock on October 17, 2014. October 17 was the preceding business day from the vesting date, which occurred on a weekend.

(3)
The number of shares reflects the vesting of 20,425 PRSUs on January 11, 2014 and 18,988 PRSUs on March 29, 2014. The values reflected are based on $63.21 and $68.56, the closing price of our common stock on January 10, 2014 and March 28, 2014, respectively. These were the preceding business days from the vesting dates, which each occurred on a weekend.

Pension Benefits — Mr. Brander

Mr. Brander previously participated in a pension plan provided by Howden Group Ltd., the Howden Group Pension Plan. Members of the Howden Group Pension Plan stopped accruing benefits on September 30, 2006. The pension amount available to each participant under the Howden Group Pension Plan is based on the participant's years of service and his or her "Final Pensionable Earnings." For purposes of the Howden Group Pension Plan, "Final Pensionable Earnings" means the participant's base annual salary at date of ceasing accrual in the Howden Group Pension Plan, plus an allowance for fluctuating earnings for overtime and shift allowance, less an amount equal to 1.5 times the Lower Earnings Limit (a figure determined by the UK tax authorities).
The pension formula under the plan is one sixtieth of the Final Pensionable Earnings multiplied by the number years of pensionable service for each participant.
All pension amounts under the Howden Group Pension Plan are paid monthly.
2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Ian Brander	Howden Group Pension Plan	19.4	552,000 (3)	—

(1)
Represents the number of years of pensionable service for Mr. Brander under the Howden Group Pension Plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2014 financial statements. The number of years of pensionable service represents Mr. Brander's actual years of pensionable service.

(2)
Amounts represent the actuarial present value of Mr. Brander's accumulated benefit under the plan, computed as of the date used for financial statement reporting purposes with respect to our 2014 financial statements and assuming the normal plan retirement age of 65. The value quoted is the full Howden Group Pension Plan transfer value. The amount would not actually be received if the benefits were transferred, as the Howden Group Pension Plan is currently reducing transfer values due to under-funding.

(3)	Amount represents £345,000 or $552,000 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2014.

Nonqualified Deferred Compensation

In 2005, we established the Colfax Corporation Excess Benefit Plan (the "Excess Benefit Plan") to provide certain senior-level employees, including each of the named executive officers except for Mr. Brander, with an opportunity to defer a stated percentage of their base compensation or their annual incentive compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is "unfunded," meaning there is no asset segregated for the exclusive benefit of the named executive officers.

The Excess Benefit Plan allows the named executive officers to defer up to 50% of their base salaries and up to 50% of their bonus compensation. These deferral limits are the same as that of other employees who participate in our qualified 401(k) plan. In addition, during 2014 we matched up to 4% of all excess deferrals by the named executive officers and provided a 4% Company contribution, each of which were the same percentage match and contribution, respectively, as provided under the 401(k) plan during 2014. Our named executive officers will not be fully vested in the portion of their deferral account representing any Company match contributions until five years from the date they were appointed an executive officer.

Deferrals under the Excess Benefit Plan may be invested in a number of different equity and fixed income reference investment funds which are selected periodically by the plan trustee to best match the funds offered in the qualified 401(k) plan. Each participating named executive officer can allocate his deferrals among these fund investment options and may change elections at any time by making a change of election with the plan administrator. Colfax invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the officer’s election to participate in the Excess Benefit Plan, the executive must elect the time of payment for the account balance upon termination of service. Because each of the named executive officers are likely "key employees" for purposes of Section 409A of the Internal Revenue Code, the executive is generally permitted to choose either (i) the last day of the month in which the six-month anniversary of termination occurs, or (ii) the later of January 31 of any of the five calendar years following the year of termination and the last day of the month in which the six-month anniversary of termination occurs. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s termination date.

In addition, at the time of electing the timing of payment, the executive must also elect the form of payment of the account balance. The executive may select a lump sum payment or annual installments over a period of two to ten years. If no form of payment election is made, the form of payment will be a lump sum. The named executive officer may elect to change the timing or form of payment, provided, generally, that (i) the election may not take effect until 12 months after the election, (ii) the election may not be made less than 12 months prior to the date of the first scheduled payment under the current election and (iii) the first payment with respect to the subsequent election is deferred for a period of not less than five years from the date such payment would otherwise have been made.

Upon death or disability, the executive (or the executive’s beneficiary) is to be paid a lump sum payment equal to the executive’s account balance within 60 days after the year of death or the last day of the month in which the six-month anniversary of the executive’s disability occurs, respectively.

Notwithstanding the above, in the event the executive’s account balance at the time of his or her termination is less than $10,000, payment of the account balance upon termination will be made in a lump sum on or before the later of (i) December 31 of the calendar year of termination, or (ii) the date 2.5 months after the executive’s termination from service.

Mr. Mayhorn did not participate in the Excess Benefit Plan for 2014 and Mr. Brander is not a participant in the Excess Benefit Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Steven Simms	—	43,900	13	—	142,814
C. Scott Brannan	5,065	26,496	2,451	—	149,964
Clay H. Kiefaber	68,510	54,906	27,401	—	430,314
Daniel A. Pryor	32,812	34,712	12,732	—	208,645
_____________________________________

(1)
With respect to each applicable named executive officer, amounts represent deferred salary and deferred bonus amounts granted that are reported in the Summary Compensation Table above under the applicable column.

(2)	All amounts reported in this column for each applicable named executive officer are reported in the "All Other Compensation" column of the Summary Compensation Table above.

(3)
With respect to each applicable named executive officer’s aggregate balance, the following amounts are reported in the Summary Compensation Table above for 2014: Mr. Simms — $43,900, Mr. Brannan — $31,561, Mr. Kiefaber — $123,416, Mr. Pryor — $67,524. These amounts are the sum of executive and registrant contributions during 2014, which are disclosed in the Summary Compensation Table as described in footnotes one and two above.

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement and equity plan provisions for payments upon termination or change in control and sets forth the amount of compensation that could have been received by each of the named executive officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2014. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, health care benefits and disability benefits or vested amounts payable under the Excess Benefit Plan or Howden Group Pension Plan described above. In addition, these benefits do not take into account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the named executive officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company's stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

Employment Agreements. Pursuant to the terms of the employment agreements with each of Messrs. Simms, Kiefaber, Brannan, and Pryor, these named executive officers, in the event their employment is terminated by us without "cause" or the executive resigns for "good reason" (each as described below), each executive is entitled to the following severance payments or benefits:

•
for Messrs. Kiefaber, Brannan, and Pryor, a lump sum payment equal to one times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years) and for Mr. Simms a lump sum payment equal to one times his base salary in effect and his annual incentive compensation paid for the year prior to termination; and

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan.

In the event the executive terminates employment without "cause" or for "good reason" within three months prior to a "change in control event" (as described below), or two years after a "change in control", each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to two times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

•
all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination by the executive that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

•
"cause" means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;

•	"change in control" means:

•	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;

•
during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

•	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; and

•	a liquidation or dissolution of Colfax; and

•	"change in control event" means the earlier to occur of a "change in control" or the execution of an agreement by Colfax providing for a change in control.
For purposes of Messrs. Simms, Kiefaber, Brannan, and Pryor's employment agreements, "good reason" means:

•
upon or following a change in control, the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;

•	the requirement for the executive to relocate his or her principal place of business at least 35 miles from his or her current place of business;

•	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; and

•	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.
Simms and Kiefaber Pro-Rata Vesting Provisions. In addition, for Messrs. Simms and Kiefaber their employment agreements also provide that:

•	If the executive is terminated by the Company without "cause" (and not on account of disability) or resigns for "good reason" his outstanding and unvested equity awards shall vest:

◦	pro-ratably for equity awards that are subject only to time-vesting based on service, and

◦	pro-ratably for performance-based equity awards only if the performance objectives are achieved as of the end of the performance period.

Further, for Mr. Simms, if he is terminated without "cause" (and not on account of disability) or resigns for "good reason," all of his vested stock options shall remain exercisable for their entire term.

Executive Officer Severance Plan. Mr. Mayhorn is a participant in our Executive Officer Severance Plan, which provides for severance benefits upon termination without cause or for good reason commensurate with those provided in our form of employment agreement (as described above) for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for any change in control benefits. Mr. Mayhorn is the only named executive officer subject to this plan.
Mr. Brander's Service Agreement. If Mr. Brander's service agreement is terminated without at least twelve month's prior written notice he is entitled to payment of twelve month's severance equivalent to his base salary in effect at that time.

Equity Awards. The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a "corporate transaction" (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to vest upon a "corporate transaction," unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A "corporate transaction" under any outstanding equity awards is generally defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•
any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a "corporate transaction" will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments. The following table provides information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2014, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2014. Amounts also assume the price of our common stock was $51.57, the closing price on December 31, 2014.

Potential Payments Upon Termination or Change of Control as of 2014 Fiscal Year-End

Executive	Steven E. Simms	C. Scott Brannan	Clay H. Kiefaber	Ian Brander	Daniel A. Pryor	Darryl Mayhorn
Employment Agreement Benefits:
Termination without "cause" or "good reason"
Lump Sum Payment	2,489,580	787,500	1,202,500	436,381	833,000	742,500
Pro Rata Incentive Compensation	889,837	286,000	531,000	—	300,000	292,500
Accelerated Stock Options	12,561,629	—	406,040	—	—	—
Accelerated PRSUs	7,382,937	—	4,280,753	—	—	—

Termination in connection with a "change of control"
Lump Sum Payment	4,601,610	1,575,000	2,405,000	436,381	1,666,000	742,500
Pro Rata Incentive Compensation	889,837	286,000	531,000	—	300,000	292,500
Accelerated Stock Options(1)	13,992,863	176,240	667,344	129,300	247,074	—
Accelerated PRSUs(2)	12,632,690	1,079,051	6,458,163	450,000	2,225,813	—
Accelerated RSUs(2)	—	—	—	—	—	236,603

Excess Benefit Plan(3)	142,814	149,963	430,314	—	208,644	—
 _____________________________________

(1)
In addition to accelerated vesting pursuant to the employment agreements, stock options accelerate upon death, total and permanent disability, and, unless assumed or substituted as discussed above, upon a "corporate transaction" as defined above.

(2)
Under the employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, RSUs, and PRSUs for which the performance criteria have been certified as achieved, accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a "corporate transaction" as defined above.

(3)
Amounts represent the aggregate balance of the named executive officer’s Excess Benefit Plan account as of December 31, 2014. For more details on our Excess Benefit Plan, see "Nonqualified Deferred Compensation" above.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2014. All equity compensation plans have been approved by Company stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	3,660,956 (1)	$40.19	5,516,798
Equity compensation plans not approved by Company stockholders	—	—	—

(1) Includes 750,847 shares of common stock issuable upon vesting of outstanding PRSUs, RSUs, DRSUs and DSUs. PRSUs, RSUs, DRSUs and DSUs do not have an exercise price and therefore were not included for purposes of calculating the weighted-average exercise price in column (b).

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 19, 2015 (unless otherwise specified), with respect to the beneficial ownership of our stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

Beneficial Owner	Shares Beneficially Owned	Percent of Class
5% Holder and Director
Mitchell P. Rales	11,844,849 (1)	9.6%

5% Holders
Steven M. Rales	11,815,749 (2)	9.5%
BDT Capital Partners, LLC	11,050,484 (3)	8.9%
T. Rowe Price Associates, Inc.	7,556,242 (4)	6.1%
Janus Capital Management LLC	7,512,648 (5)	6.1%
Blackrock, Inc.	7,213,559 (6)	5.8%

Directors
Patrick W. Allender	244,829 (7)(8)	*
Thomas S. Gayner	41,659 (8)	*
Rhonda L. Jordan	67,782 (8)(9)	*
San W. Orr, III	14,175 (8)	*
A. Clayton Perfall	24,871 (8)	*
Rajiv Vinnakota	26,986 (8)	*

Named Executive Officers and Directors
Steven E. Simms	880,272 (10)(11)(12)(15)	*
Clay H. Kiefaber	359,229 (11)(12)(15)	*

Named Executive Officers
C. Scott Brannan	121,447 (11)(12)(13)(15)	*
Daniel A. Pryor	114,357 (11)(14)(15)	*
Ian Brander	21,892 (11)(15)	*
Darryl Mayhorn	—	*

All of our directors and executive officers as a group (16 persons)	13,925,423 (8)(10)(11)(12)(15)	11.1%
_____________________________________
* Represents beneficial ownership of less than 1%

(1)
Includes 10,000,000 shares owned by a limited liability company of which Mr. Rales is the sole member, 500,000 shares held by Colfax Capital Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 1,000,000 shares held by the Mitchell P. Rales Family Trust, 11,500 shares held by a trust for his daughter and 2,700 shares held as custodian for his daughters. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 11,325,461 shares of common stock, and shared voting power and shared dispositive power with respect to 519,388 shares of common stock. All of the securities held by the limited liability company of which Mr. Rales is the sole member, including its holdings of Colfax common stock, are pledged to secure a line of credit. This entity and Mr. Rales are in compliance with this line of credit. The business address of Mitchell P. Rales, and the limited liability company, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(2)
Includes 10,000,000 shares held by The Steven M. Rales 2015 Annuity Trust, 500,000 shares held by Colfax Capital Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, and 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders. Steven M. Rales has sole voting power and sole dispositive power with respect to 11,296,361 shares of common stock, and shared voting power and shared dispositive power with respect to 519,388 shares of common stock. The business address of Steven M. Rales is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(3)
The amount shown and the following information is derived from a Schedule 13D/A filed with the SEC on February 23, 2015 by (i) BDT Capital Partners, LLC (“BDT CP”), (ii) BDTCP GP I, LLC (“BDTCP GP I”), (iii) Byron D. Trott, and (iv) BDTP GP, LLC (“BDTP”). Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I. Certain investment funds (the “BDT Investment Funds”) controlled by BDTCP GP I directly beneficially own, in the aggregate, 10,614,281 shares , and an employee investment vehicle controlled by BDTP (the “BDT Investment Vehicle”) directly beneficially owns 436,203 shares. BDT CP disclaims beneficial ownership of the 436,203 shares owned by the BDT Investment Vehicle. Each of the BDT Investment Funds controlled by BDTCP GP I have sole voting power and sole dispositive power with respect to the shares of common stock beneficially owned by each of them. The BDT Investment Vehicle has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it. The business address of BDT Capital Partners, LLC is 401 N. Michigan Ave., Suite 3100, Chicago, Illinois 60611.

(4)
The amount shown and the following information is derived from a Schedule 13G/A filed February 13, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, Price Associates has sole voting power over 1,797,942 shares and sole dispositive power over 7,566,242 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
The amount shown and the following information is derived from a Schedule 13G filed February 18, 2015 by Janus Capital Management LLC (“Janus Capital”) and INTECH Investment Management LLC ("INTECH"), which sets forth their beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, Janus has sole voting and dispositive power over 7,409,048 shares and shared voting and dispositive power over 103,600 shares. As a result of Janus Capital's role as investment advisor or sub-advisor to INTECH, in which it has a direct 96.81% ownership stake, and to Perkins Investment Management LLC (together with INTECH, the "Managed Portfolios"), in which it has a direct 100% ownership stake, Janus Capital may be deemed to be be the beneficial owner of 7,409,048 shares held by the Managed Portfolios. INTECH may be deemed to be the beneficial owner of 103,600 shares held by the Managed Portfolios. However, each of Janus Capital and INTECH do not have the right to receive and dividends from, or the proceeds from the sale of, the shares held in the Managed Portfolios and disclaim any ownership associated with such rights. The business address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(6)
The amount shown and the following information is derived from a Schedule 13G filed February 6, 2015 by Blackrock, Inc. (“Blackrock”), which sets forth Blackrock's beneficial ownership as of December 31, 2014. According to the Schedule 13G, Blackrock has sole voting power over 6,856,703 and sole dispositive power over 7,213,559 shares. The business address of Blackrock is 55 East 52nd St., New York, NY 10022.

(7)
Includes 100,000 shares owned by the John W. Allender GRAT and 99,259 shares owned by the John W. Allender Irrevocable Trust #2, of which Patrick Allender is a trustee. Mr. Allender disclaims beneficial ownership of all shares held by the John W. Allender GRAT and the John W. Allender Irrevocable Trust #2, except to the extent of his pecuniary interest therein.

(8)
Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 23,436 DRSUs or DSUs that have vested or will vest within 60 days of March 19, 2015 and will be delivered following the conclusion of service on the Board and 7,245 shares that such individuals have the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 19, 2015, (ii) for Mr. Perfall, 11,224 DRSUs or DSUs that have vested or will vest within 60 days of March 19, 2015 and will be delivered following the conclusion of service on the Board and 7,245 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 19, 2015, (iii) for Mr. Vinnakota, 10,396 DRSUs or DSUs that have vested or will vest within 60 days of March 19, 2015 and will be delivered following the conclusion of service on the Board and 7,245 shares that Mr. Vinnakota has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 19, 2015, (iv) for Mr. Orr, 5,556 DRSUs that have vested or will vest within 60 days of March 19, 2015 and will be delivered following the conclusion of service on the Board, 687 DRSUs that will vest within 60 days of March 19, 2015, and 7,245 shares that Mr. Orr has the right to acquire upon the exercise of director stock options that have vested will vest within 60 days of March 19, 2015 and (v) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender— 13,922, Mr. Gayner— 10,978, Ms. Jordan— 12.101, and Mr. Perfall— 6,402. For more information on these awards, see Director Compensation above.

(9)	Includes 18,010 shares held by a family trust, 6,798 shares held by her spouse and 192 shares held in a trust account for her spouse.

(10)	Includes 159,475 PRSUs for which the performance criteria have been certified by the Compensation Committee and which will vest in full within 60 days of March 19, 2015.

(11)
Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 19, 2015. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Simms— 714,286, Mr. Kiefaber— 309,597, Mr. Brannan— 101,616, Mr. Pryor— 105,123, Mr. Brander— 21,892, all of our executive officers as a group— 1,407,021.

(12)
Each of Messrs. Simms, Kiefaber and Brannan’s beneficial ownership includes DRSUs or DSUs received for service on the Board prior to their appointment as executive officers of the Company that will be delivered following the conclusion of service to the Company in the following amounts: 6,511 for Mr. Simms, 5,556 for Mr. Kiefaber and 17,768 for Mr. Brannan.

(13)	Includes 600 shares held by trusts for his daughter and granddaughters.

(14)	Includes 3000 shares held by trusts for his children and 789 shares held in his 401(k) account.

(15)
Beneficial ownership for executive officers does not reflect PRSUs that have been earned but not yet vested or that will not vest within 60 days due to additional service-based vesting conditions. However, these PRSUs, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer. This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2014, all reports required by Section 16(a) were filed on a timely basis.

GENERAL MATTERS

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 4, 2014.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting other than through a proposal presented pursuant to Rule 14a-8 of the Exchange Act, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder's notice must be delivered to or mailed and received by the Secretary not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2015 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than February 13, 2015 and no earlier than January 14, 2015. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the 2015 annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. The chairman of the annual meeting may refuse to acknowledge or introduce any nomination or proposal if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws. If the stockholder does not provide notice of a nomination or proposal within the applicable deadlines or does not comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Delivery of Documents to Stockholders Sharing an Address
SEC rules permit the delivery of a single copy of a company's annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.
The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company's stock may deliver only one copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701 or call (301) 323-9000 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2014 has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 17, 2015. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87539-P59172-Z64721

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLFAX CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Mitchell P. Rales	☐	☐	☐
1b. Steven E. Simms	☐	☐	☐
1c. Clay H. Kiefaber	☐	☐	☐
1d. Patrick W. Allender	☐	☐	☐
1e. Thomas S. Gayner	☐	☐	☐
1f. Rhonda L. Jordan	☐	☐	☐
1g. San W. Orr, III	☐	☐	☐
1h. Clayton Perfall	☐	☐	☐
1i. Rajiv Vinnakota	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Colfax Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

M87540-P59172-Z64721

STOCKHOLDERS' PROXY SOLICITED BY THE BOARD OF DIRECTORS OF COLFAX CORPORATION

Mitchell P. Rales and Steven E. Simms, or either of them, each with the power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at the Maryland Conference Center, 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Wednesday, May 13, 2015 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

The above named proxies will vote the shares represented hereby as directed on the other side of this card, and if no such direction is made, the above named proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2. The above named proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. I may revoke this proxy prior to its exercise.

(Please fill the appropriate boxes, sign and date on the other side of this card.)